Exhibit 10.8

LEASE ASSUMPTION AND OPTION AGREEMENT

THIS LEASE ASSUMPTION AND OPTION AGREEMENT, dated as of the ___ day of May, 2009, is made by and between DHL NETWORK OPERATIONS (USA), INC., an Ohio corporation (“DHL”), and ABX AIR, INC., a Delaware corporation (“ABX”) (collectively, the “Parties”).

RECITALS:

WHEREAS, DHL operates as an express delivery business; and

WHEREAS, ABX is a U.S. certificated air carrier; and

WHEREAS, ABX and DHL are parties to an ACMI Service Agreement dated as of August 15, 2003, as amended (the “ACMI Agreement”), pursuant to which ABX provides air transportation services to DHL by providing aircraft, crew, maintenance and insurance to support DHL’s operations; and

WHEREAS, ABX, as lessee, is a party to each of the five aircraft leases described more fully in Exhibit A hereto (collectively, the “Existing Leases”); and

WHEREAS, each of the Existing Leases concerns the lease of a Boeing model 767-281 aircraft, each of which are currently being operated by ABX under the ACMI Agreement (collectively, the “Existing Lease Aircraft”), which are described as follows:

(a) That certain Boeing model 767-281 aircraft bearing manufacturer’s serial number 23017 and U.S. Registration No. N784AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580267 and 580338 and all associated parts and documents subject to the applicable lease of such aircraft;

(b) That certain Boeing model 767-281 aircraft bearing manufacturer’s serial number 23018 and U.S. Registration No. N785AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580239 and 580153 and all associated parts and documents subject to the applicable lease of such aircraft;

(c) That certain Boeing model 767-281 aircraft bearing manufacturer’s serial number 23019 and U.S. Registration No. N786AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580166 and 580168 and all associated parts and documents subject to the applicable lease of such aircraft;

the aircraft N784AX, N785AX and N786AX listed above in (a), (b) and (c) being referred to together as the “Tomair Existing Lease Aircraft”;

(d) That certain Boeing model 767-281 aircraft bearing manufacturer’s serial number 23022 and U.S. Registration No. N789AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580247 and 580185 and all associated parts and documents subject to the applicable lease of such aircraft; and

(e) That certain Boeing model 767-281 aircraft bearing manufacturer’s serial number 23140 and U.S. Registration No. N790AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580240 and 580241 and all associated parts and documents subject to the applicable lease of such aircraft; and

the aircraft N789AX and N790AX listed in (d) and (e) above being referred to together as the “Genesis Existing Lease Aircraft”;

WHEREAS, DHL is willing to assume all of the financial obligations under the Existing Leases, effective as of January 31, 2009, subject to the terms and conditions of this Agreement; and

WHEREAS, ABX, is willing to continue operating the Existing Lease Aircraft and the New Lease Aircraft (as defined herein) under the ACMI Agreement for DHL or its assignee after the date hereof at DHL’s request; and

WHEREAS, each of the Existing Lease Aircraft has yet to be converted to a full freighter configuration by Israel Aerospace Industries, Ltd. (“IAI”) in accordance with IAI’s Special Freighter Conversion Specification (the “767-200SF Conversion”); and

WHEREAS, ABX owns rights with respect to certain conversion slots at IAI (the “ABX Conversion Slots”); and

WHEREAS, ABX owns four (4) Boeing model 767-200SF aircraft bearing U.S. Registration Numbers N752AX, N792AX, N797AX and N798AX (collectively, as more fully described in Exhibit B hereto, the “Owned Aircraft”), all of which are currently operated by ABX pursuant to the ACMI Agreement; and

WHEREAS, ABX wishes to grant to DHL an irrevocable option to lease from ABX any or all of the Owned Aircraft, and DHL seeks such an option, all subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DHL and ABX hereby agree as follows:

AGREEMENT:

1. Incorporation of Recitals. The definitions contained in the above Recitals are hereby incorporated into this Section 1 as if fully set forth herein.

2. Assumption of Existing Lease Obligations; Indemnification.

(a) DHL hereby absolutely, unconditionally and irrevocably assumes all of the financial obligations of ABX arising under the Existing Leases on and after January 31, 2009, other than financial obligations relating to any action or failure to act of ABX before January 31, 2009 (the “Assumed Obligations”). DHL shall defend and indemnify ABX from and against any and all claims, damages or expenses (including, without limitation, reasonable attorneys’ fees) arising from or relating in any manner to any of the Assumed Obligations.

(b) ABX shall cooperate with DHL and use all commercially reasonable efforts to minimize the costs to DHL arising from DHL’s assumption of ABX’s financial obligations pursuant to this Section 2. Without limiting the generality of the foregoing, such efforts by ABX shall include, upon DHL’s request and at DHL’s reasonable expense: (i) ensuring that each of the Existing Lease Aircraft meet the return condition requirements under the Existing Lease for such Existing Lease Aircraft; (ii) ensuring that each of the Existing Lease Aircraft have installed the aircraft engines as specified in each applicable Existing Lease (subject to the right of engine substitution, if any, pursuant to the requirements of such Existing Lease); and (iii) if requested by DHL, providing for short-term storage of the Existing Lease Aircraft as reasonably necessary. In relation to item (ii) above, and in accordance with the terms of the Existing Leases, ABX acknowledges and agrees that DHL may request that certain engines currently installed on the Genesis Existing Lease Aircraft be substituted with other engines, in order that such aircraft shall not significantly exceed the minimum return conditions for the engines installed on such aircraft.

(c) DHL shall use commercially reasonable efforts to cause the Existing Leases to be terminated. Upon the termination or assignment of any Existing Lease, DHL’s obligation under this Section 2 shall automatically terminate without any further action of either Party hereto, except with respect to any obligations that may have accrued prior to the termination of such Existing Lease. In the event that DHL is not able to achieve the termination of the Existing Leases, then it shall accept assignment of the Existing Leases.

3. Freighter Conversion of Existing Lease Aircraft and “Put” Aircraft. The Parties further agree as follows with respect to (a) the Existing Lease Aircraft and (b) any additional aircraft for which ABX exercises a Put Option (as defined in the ACMI Agreement) pursuant to the ACMI Agreement which have yet to undergo a 767-200SF Conversion (collectively, the “Unmodified Aircraft”):

(a) Subject to the procedure set forth in Section 3(b) below, ABX hereby grants to DHL an option, to be exercised in DHL’s sole and absolute discretion, to use up to five (5) of the ABX Conversion Slots (the option with respect to each ABX Conversion Slot, a “Conversion Slot Option”) in order to have IAI perform a 767-200SF Conversion on up to five (5) of the Unmodified Aircraft; provided, however, that the Conversion Slot Options shall be limited such that DHL cannot use two (2) consecutive ABX Conversion Slots, except to the extent subsequently agreed upon in writing by the Parties.

(b) In order to exercise any Conversion Slot Option, DHL shall provide ABX notice of its intent to exercise a Conversion Slot Option at least ninety (90) days prior to the date of induction for such ABX Conversion Slot as set forth in the Conversion Schedule attached as Exhibit C hereto (such notice, the “Slot Option Notice of Intent”). Notwithstanding the foregoing sentence, DHL shall provide the Slot Option Notice of Intent to ABX within ten (10) days of the date of this Agreement with respect to any ABX Conversion Slot for which the date of induction is less than ninety (90) days from the date of this Agreement. Each Slot Option Notice of Intent shall (i) be in writing, (ii) be sent to ABX pursuant to the notice requirements of Section 13 hereof and (iii) specify the ABX Conversion Slot DHL seeks to use.

(c) Should DHL fail to send to ABX a Slot Option Notice of Intent with respect to an ABX Conversion Slot in a timely manner pursuant to the requirements of this Section 3, DHL shall lose all right to the use of such ABX Conversion Slot. Although DHL’s option rights under this Section 3 would thereafter roll to the next ABX Conversion Slot, under no circumstances shall DHL be entitled to exercise options rights under this Section 3 with respect to (i) more than five (5) ABX Conversion Slots and (ii) two consecutive ABX Conversion Slots, except to the extent subsequently agreed upon in writing by the Parties.

(d) Upon DHL’s exercise of a Conversion Slot Option pursuant to this Section 3, ABX shall use all commercially reasonable efforts to ensure that DHL receives the benefit of all rights granted by IAI to ABX with respect to the subject ABX Conversion Slot, including, without limitation, all favorable pricing and other conversion terms. DHL shall be liable for, and shall defend and indemnify ABX from and against, all claims, fees and expenses (including, but not limited to, all fees and expenses charged by IAI for the subject 767-200SF Conversion) arising out of DHL’s use of any ABX Conversion Slot. Notwithstanding the foregoing, DHL shall have no liability or duty to indemnify ABX for its decision not to exercise a Conversion Slot Option.

4. Lease Option.

(a) ABX hereby grants to DHL an irrevocable option, in DHL’s sole and absolute discretion, to lease one or more of the Owned Aircraft (the “Lease Option”). The Lease Option may be exercised individually, collectively or otherwise.

(b) DHL shall exercise its Lease Option, if at all, by providing notice to ABX prior to February 15, 2010, of its intent to exercise such Lease Option (the “Lease Option Notice of Intent”). The Lease Option Notice of Intent shall (i) be in writing, (ii) be sent to ABX pursuant to the notice requirements of Section 13 hereof and (iii) designate which of the Owned Aircraft DHL intends to lease. Should DHL fail to exercise its Lease Option prior to February 15, 2010, pursuant to the requirements of this Section 4(b) with respect to any of the Owned Aircraft, the Lease Option for such Owned Aircraft shall expire immediately and automatically and without any required notice or grace period on February 15, 2010, and ABX shall be under no obligation thereafter to lease such Owned Aircraft to DHL.

(c) To the extent that DHL exercises its Lease Option pursuant to Section 4(b) hereof, the Parties, as soon as practicable thereafter and for each subject Owned Aircraft (each, a “New Lease Aircraft”), shall execute and deliver an Aircraft Lease Agreement in the form of Exhibit D hereto (collectively, the “New Leases” and individually, a “New Lease”). The form of each of the New Leases shall be subject to revision from the form attached as Exhibit D hereto only (i) upon the mutual written consent of the Parties hereto or (ii) to the extent required by applicable laws.

(d) From and after the date of this Agreement until delivery of a New Lease Aircraft, ABX shall not remove or replace an engine or engine module from an Owned Aircraft unless due to operational necessity or as a result of a scheduled shop visit, and shall not otherwise discriminate against such Owned Aircraft.

5. Effect on ACMI Agreement.

(a) Except as expressly set forth in this Agreement, this Agreement shall not be deemed to amend the ACMI Agreement, the terms of which shall remain in full force and effect for the duration of the ACMI Agreement as amended.

(b) ABX understands that DHL may wish for ABX to continue operating one or more of the Existing Lease Aircraft and/or the New Lease Aircraft under the ACMI Agreement until such Existing Lease Aircraft and/or New Lease Aircraft undergoes a 767-200SF Conversion or is terminated under the ACMI Agreement. At DHL’s request, ABX shall operate the Existing Lease Aircraft and/or New Lease Aircraft in accordance with the ACMI Agreement and such operation shall terminate automatically without any further action by DHL or ABX upon either the termination by DHL of the Existing Lease Aircraft or the New Lease Aircraft under the ACMI Agreement or the termination or expiration of the ACMI Agreement. The monthly cost of such operation shall be fully reimbursable to ABX under (and subject to) the ACMI Agreement.

(c) ABX shall not have a Put Option (as such term is defined in the ACMI Agreement) with respect to any of the Owned Aircraft for which DHL has exercised the Lease Option pursuant to Section 4 hereof, and DHL shall not have a termination right under the ACMI Agreement with respect to any such Owned Aircraft prior to the commencement of the term of the New Lease for such Owned Aircraft.

(d) Notwithstanding Section 5(c) above, between the date hereof and the earlier of (i) DHL’s exercise of its Lease Option with respect to an Owned Aircraft and (ii) February 15, 2010, DHL shall retain all termination rights under the ACMI Agreement for such Owned Aircraft. Should DHL terminate an Owned Aircraft under the ACMI Agreement during such period: (i) DHL’s Lease Option shall terminate immediately and automatically with respect to such Owned Aircraft; and (ii) ABX shall have the right to exercise its Put Option with respect to such Owned Aircraft under the ACMI Agreement.

6. Financial Adjustments. The Parties agree to the following financial adjustments:

(a) On the date of this Agreement: (i) ABX shall pay to DHL an amount in cash equal to the sum of the depreciation and interest charged to DHL from January 31, 2009, to the date hereof under the ACMI Agreement for each of the Existing Lease Aircraft; and (ii) DHL shall pay to ABX an amount equal to the sum of the lease payments which ABX has made under the Existing Leases pertaining to periods beginning after January 31, 2009.

(b) From and after the date of this Agreement, ABX shall not charge through to DHL the outstanding book value of any of the Existing Lease Aircraft under the ACMI Agreement.

(c) The ultimate write-off of the outstanding book value on the Existing Lease Aircraft shall be for the sole account of ABX.

(d) ABX hereby grants to DHL a credit in the amount of Ten Million Dollars ($10,000,000) as prepaid Basic Rent under (and as defined in) the New Leases (the “Rent Credit”), with such Rent Credit being apportioned evenly among each New Lease. With respect to each Owned Aircraft for which DHL does not exercise its Lease Option, the foregoing $10 million Basic Rent credit shall be reduced by Two Million Five Hundred Thousand Dollars ($2,500,000), and such amount shall be offset against DHL’s reimbursement to ABX for termination costs incurred under the ACMI Agreement.

(e) If any Owned Aircraft is destroyed or otherwise suffers a casualty occurrence that would constitute a total loss or a constructive total loss under the terms of the hull insurance maintained for such Owned Aircraft (such aircraft, a “Destroyed Aircraft”) prior to the commencement or during the term of the subject New Lease, ABX, to the extent reasonably available, shall provide to DHL a substitute aircraft of the same configuration and with at least equivalent utility as the Destroyed Aircraft under the same lease terms and conditions for the balance of the term of such New Lease. If no equivalent aircraft is available, ABX will repay to DHL the unamortized balance of the Rent Credit applicable to the Destroyed Aircraft, and each of the Parties shall be released of all further obligations under such New Lease.

(f) Any gains (other than the Rent Credit) recorded by ABX due to or arising from the assumption by DHL of ABX’s obligations under the Existing Leases pursuant to Section 2 of this Agreement shall not be subject to reimbursement under the ACMI Agreement.

7. Cooperation and Good Faith. Each of the Parties shall cooperate with the other and act at all times in complete good faith in seeking to effectuate the terms of this Agreement. Each of the Parties, at its own expense (except as otherwise provided in this Agreement), shall take such other and further actions and execute and deliver such other and further documents as may be reasonably necessary to effectuate this Agreement.

8. Representations and Warranties. Each of ABX and DHL represents and warrants to the other as follows:

(a) Such party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of such party.

(c) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

9. Time of the Essence. The Parties acknowledge and agree that time is of the essence with respect to the matters set forth in this Agreement.

10. Confidentiality. This Agreement shall be subject to that certain confidentiality agreement dated January 19, 2009 between DHL and Air Transport Services Group, Inc., the terms of which the Parties hereby incorporate herein. In addition, each of DHL and ABX agrees that it shall make no public announcement or disclosure of the existence of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except to the extent required by applicable law.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York (other than the laws of the State of New York relating to choice of law).

12. Jurisdiction; Waiver of Jury Trial.

(a) ABX AND DHL AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK CITY ARE TO HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH SUBMITS ITSELF AND ITS PROPERTY TO THE EXCLUSIVE JURISDICTION OF THE FOREGOING COURTS WITH RESPECT TO SUCH DISPUTES.

(b) EACH OF ABX AND DHL HEREBY (i) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE COURTS REFERRED TO IN THIS SECTION 12 ON GROUNDS OF AN INCONVENIENT FORUM OR OTHERWISE AND (ii) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION 12.

(c) ABX AND DHL HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT, WHETHER SUCH ACTION IS BASED ON BREACH OF CONTRACT, TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

13. Notices. All notices, demands, consents, approvals or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the addresses set forth below on the date of delivery, or if by facsimile or electronic mail, upon confirmation of receipt.

(a)	If to DHL, to:

DHL Network Operations (USA), Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Attention: Jon Olin – EVP, General Counsel & Secretary

Email: Jon.Olin@dhl.com

Facsimile: (954) 888-7159

(b)	If to ABX, to:

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Attention: Joe Payne, Vice President, General Counsel & Secretary

Email: Joe.Payne@atsginc.com

Facsimile: (937) 382-2452

14. Amendments; Waivers. Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by both ABX and DHL, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

15. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other person, without the express prior written consent of the other party hereto (such consent not to be unreasonably withheld or delayed).

16. Execution in Counterparts. To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile or e-mailed transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all parties are signatories to the same counterpart.

17. Headings; Certain Construction Rules. The section headings contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

18. Entire Agreement. This Agreement, the ACMI Agreement and any other written agreement between the parties related to the subject matter of this Agreement constitute the entire agreement between the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

19. Severability. If any provision or any part of any provision of this Agreement is void or unenforceable for any reason whatsoever, then such provision shall be stricken and be of no further force or effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

20. No Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provisions give any third persons any right or subrogation over or action against any party.

21. Expenses. Each of the Parties shall be responsible for all of its own costs incurred in connection with the negotiation and execution of this Agreement and, for the avoidance of doubt, no such costs or expenses of ABX or its affiliates shall be chargeable to DHL under the ACMI Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Lease Assumption and Option Agreement as of the day and year first herein written.

ABX AIR, INC.

By:	/s/ W. Joseph Payne
Name:	W. Joseph Payne
Title:	VP, General Counsel & Secretary

DHL NETWORK OPERATIONS (USA), INC.

By:	/s/ Jon E. Olin
Name:	Jon E. Olin
Title:	EVP

EXHIBIT A

TO

LEASE ASSUMPTION AND OPTION AGREEMENT

(Attached Description of Existing Leases)

Aircraft N784AX (master file), Aircraft N785AX and Aircraft N786AX

NOTE: The Owner Trustee is the registered owner and the head lessee for all three aircraft pursuant to a financing lease with Mitsui & Co Ltd. as head lessor.

Lease Agreement dated as of August 21, 2001 between Wells Fargo Bank Northwest, National Association, as Owner Trustee, as lessor (“Owner Trustee”), and ABX Air Inc., as lessee (“ABX”), with the following attached thereto: (i) Lease Supplement No. 1 dated August 21, 20011 between the Owner Trustee, as lessor, and ABX, as lessee; (ii) Lease Supplement No. 2 dated August 21, 20012 between the Owner Trustee, as lessor, and ABX, as lessee; (iii) Lease Supplement No. 3 dated August 21, 20013 between the Owner Trustee, as lessor, and ABX, as lessee; and (iv) Assignment Agreement dated as of August 21, 2001 between the Owner Trustee, as assignor, and Mitsui & Co. Ltd., as assignee; which lease and attachments were recorded by the Federal Aviation Administration (“FAA”) as one instrument on September 19, 2001 and assigned Conveyance No. YY031989.

Aircraft N789AX

Aircraft Lease Agreement dated as of July 31, 2001 between General Electric Capital Corporation, as lessor (“GECC”), and ABX Air, Inc., as lessee (“ABX”), with the following attached thereto: (i) Common Terms Agreement dated as of July 31, 2001 between GECC and ABX; and (ii) Lease Supplement No. 1 dated August 2, 2001 between GECC, as lessor, and ABX, as lessee; which lease and attachments were recorded by the FAA as one instrument on September 13, 2001 and assigned Conveyance No. II023288; as assigned and assumed by Assignment, Assumption and Amendment Agreement dated as of December 5, 2006 among GECC, as assignor, Wells Fargo Bank

[1]

Lease Supplement No. 1 covers one (1) Boeing model 767-281 aircraft bearing manufacturer’s serial number 23017 and United States Registration Number N784AX, and two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580267 and 580338.

[2]

Lease Supplement No. 2 covers one (1) Boeing model 767-280 aircraft bearing manufacturer’s serial number 23018 and United States Registration Number N785AX, and two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580239 and 580153.

[3]

Lease Supplement No. 3 covers one (1) Boeing model 767-280 aircraft bearing manufacturer’s serial number 23019 and United States Registration Number N786AX, and two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580166 and 580168.

Northwest, National Association, as Owner Trustee, as assignee, and ABX, as lessee, which was recorded by the FAA on January 23, 2007 and assigned Conveyance No. N006940.

Aircraft N790AX

Aircraft Lease Agreement dated as of July 31, 2001 between General Electric Capital Corporation, as lessor (“GECC”), and ABX Air, Inc., as lessee (“ABX”), with the following attached thereto: (i) Common Terms Agreement dated as of July 31, 2001 between GECC and ABX; and (ii) Lease Supplement No. 1 dated August 2, 2001 between GECC, as lessor and ABX, as lessee; which lease and attachments were recorded by the FAA as one instrument on September 13, 2001 and assigned Conveyance No. S116805; as assigned and assumed by Assignment, Assumption and Amendment Agreement dated as of December 11, 2006 among GECC, as assignor, Wells Fargo Bank Northwest, National Association, as Owner Trustee, as assignee, and ABX, as lessee, which was recorded by the FAA on January 26, 2007 and assigned Conveyance No. P007408.

2

EXHIBIT B

TO

LEASE ASSUMPTION AND OPTION AGREEMENT

(Following Description of Owned Aircraft)

That certain Boeing model 767-200SF aircraft bearing manufacturer’s serial number 23434 and U.S. Registration No. N752AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580225 and 580200 (as either of such engines may be replaced pursuant to the requirements of the foregoing Lease Assumption and Option Agreement) and all associated parts and documents;

That certain Boeing model 767-200SF aircraft bearing manufacturer’s serial number 23142 and U.S. Registration No. N792AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580173 and 580125 (as either of such engines may be replaced pursuant to the requirements of the foregoing Lease Assumption and Option Agreement) and all associated parts and documents;

That certain Boeing model 767-200SF aircraft bearing manufacturer’s serial number 23147 and U.S. Registration No. N797AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580345 and 580196 (as either of such engines may be replaced pursuant to the requirements of the foregoing Lease Assumption and Option Agreement) and all associated parts and documents; and

That certain Boeing model 767-200SF aircraft bearing manufacturer’s serial number 23431 and U.S. Registration No. N798AX, together with two (2) General Electric model CF6-80A aircraft engines bearing manufacturer’s serial numbers 580289 and 580227 (as either of such engines may be replaced pursuant to the requirements of the foregoing Lease Assumption and Option Agreement) and all associated parts and documents.

EXHIBIT C

TO

LEASE ASSUMPTION AND OPTION AGREEMENT

(Conversion Schedule)*

Aircraft	Induction	Turntime	Redelivery
1	9/1/2008	272	6/13/2009
2	4/5/2009	120	8/9/2009
3	5/3/2009	115	8/28/2009
4	8/9/2009	115	12/9/2009
5	8/27/2009	115	12/27/2009
6	12/8/2009	110	3/28/2010
7	12/27/2009	110	4/20/2010
8	3/28/2010	110	7/22/2010
9	4/19/2010	110	8/10/2010
10	7/21/2010	110	11/15/2010
11	8/9/2010	110	12/4/2010
12	11/14/2010	110	3/4/2011
13	12/5/2010	110	3/25/2011
14	3/3/2011	110	6/27/2011

*	The foregoing schedule mirrors that contained in ABX’s agreement with IAI for the conversion of the aircraft and does not include painting. DHL may not exercise a Conversion Slot Option for the ABX Conversion Slots associated with Aircraft 1, 2 and 3 above.

EXHIBIT D

TO

LEASE ASSUMPTION AND OPTION AGREEMENT

(Attached Form of New Leases)

AIRCRAFT LEASE AGREEMENT

(MSN                     )

Dated as of                     ,         , 20

BETWEEN

[ABX AIR, INC.]1,

AS LESSOR

AND

[DHL NETWORK OPERATIONS (USA), INC.]1,

AS LESSEE

RELATING TO

ONE BOEING MODEL 767-200SF AIRCRAFT

SERIAL NUMBER

U.S. REGISTRATION NO. N

This is Counterpart Number              of four (4) serially numbered, manually executed counterparts of this Aircraft Lease Agreement. To the extent, if any, that this Aircraft Lease Agreement constitutes chattel paper under the Uniform Commercial Code in any jurisdiction, no security interest in this Agreement may be created through the transfer and possession of any counterpart of this Aircraft Lease Agreement other than the serially numbered counterpart thereof marked Counterpart Number 1.

[1]	The parties have discussed the possibility of substituting a different Lessor and/or Lessee, subject to the mutual and reasonable agreement of the parties.

AIRCRAFT LEASE AGREEMENT

(MSN                     )

THIS AIRCRAFT LEASE AGREEMENT (MSN                     ) (this “Agreement”), dated as of the              day of                         , 20__, is between ABX AIR, INC., a Delaware corporation (“Lessor”), and DHL NETWORK OPERATIONS (USA), INC., an Ohio corporation (“Lessee”).

RECITALS

WHEREAS, Lessee desires to lease the “Aircraft” (as defined below) from Lessor; and

WHEREAS, Lessor is agreeable to leasing the Aircraft to Lessee, upon and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged by Lessor and Lessee, Lessor and Lessee hereby agree as follows:

1. Definitions. The following terms shall, except where the context otherwise requires, have the following respective meanings for all purposes of this Agreement.

1.1. “ABX Operating Agreement” shall mean any sub-lease, operating agreement or similar agreement in effect at any time during the Term between Lessee and Lessor, pursuant to which Lessor agrees to operate the Aircraft.

1.2. “AD Term Date” shall mean the date which falls on the first day of the month immediately after the expiration of ninety-six (96) months after the Delivery Date.

1.3. “ADs” shall mean (a) any airworthiness directive or comparable document issued by the Aviation Authority, the FAA (if not the applicable Aviation Authority) or any other Governmental Entity exercising appropriate jurisdiction over the subject matter or parties affected thereby requiring compliance or (b) any mandatory service bulletin issued by a Manufacturer.

1.4. “Affiliate” shall mean any entity controlling, controlled by or under common control with a party hereto.

1.5. “Agreed Value” shall mean the value specified as such in Appendix B and shall have the meaning ascribed to it in the London insurance market in relation to aviation hull policies.

1.6. “Aircraft” shall mean, collectively, the Airframe, the Engines and the Aircraft Documents.

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1.7. “Aircraft Documents” shall mean the documents listed in Appendix C hereto and all other records, documents, log books, manuals, drawings and data relating to the Aircraft and developed or caused to be developed by Lessee or required by the Aviation Authority, as updated and maintained through the Return Date.

1.8. “Aircraft Return Documents” shall have the meaning ascribed to such term in Section 18.2 hereof.

1.9. “Airframe” shall mean the Boeing model 767-200SF airframe described in Appendix A hereto, together with all Parts, excluding, however, the Engines or any other engines from time to time installed thereon, but including each QEC.

1.10. “Anticipated Delivery Date” shall mean August 15, 2010, which is the date that the parties anticipate that the Aircraft will be Delivered to Lessee pursuant to the terms and conditions of this Agreement.

1.11. “APU” shall mean the auxiliary power unit installed on the Aircraft on the Delivery Date (or any substitution therefor made during the Term pursuant to this Agreement), together with all Parts installed thereon.

1.12. “APU Hours” shall mean the time as measured in hours and minutes during which the APU is operated.

1.13. “Aviation Authority” shall mean the FAA and any other Governmental Entity having jurisdiction over the Aircraft and this Agreement or Lessee’s operations, and any successors thereto, respectively (with the understanding that, should the Aircraft, with Lessor’s approval, be registered in a country other than the United States, this definition shall include all Governmental Entities outside of the United States with jurisdiction over the Aircraft).

1.14. “Authorized Maintenance Performer” shall mean any repair station licensed or certified by the Aviation Authority acting within the scope of its authorization, including, without limitation, the entity performing maintenance to an Engine under the Delta Engine Program.

1.15. “Basic Rent” shall mean the amount specified as such in Appendix B and payable pursuant to Section 4.2 hereof.

1.16. “Basic Rent Credit” shall have the meaning ascribed to such term in Appendix B hereto.

1.17. “Basic Rent Date” shall mean the Delivery Date and the first day of each calendar month thereafter.

1.18. “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in                     ,                      or in Wilmington, Ohio are required or authorized by Law to close.

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1.19. “Cape Town Convention” shall mean the Convention on International Interests in Mobile Equipment and its Protocol on Matters Specific to Aircraft Equipment, concluded in Cape Town, South Africa, on November 16, 2001.

1.20. “Claims” shall have the meaning ascribed to such term in Section 10.1 hereof.

1.21. “Cycle” shall mean one take-off and next subsequent landing of the Aircraft.

1.22. “Default” shall mean any event which, with the giving of notice, lapse of time, or both, would become an Event of Default.

1.23. “Delivery” shall have the meaning ascribed to such term in Section 3.5 hereof.

1.24. “Delivery Condition Requirements” shall have the meaning ascribed to such term in Section 3.6 hereof.

1.25. “Delivery Date” shall mean the date on which the Delivery occurs.

1.26. “Delivery Location” shall mean Wilmington Airpark, Wilmington, Ohio, or as otherwise mutually agreed by Lessor and Lessee.

1.27. “Delta” shall mean Delta Air Lines, Inc., a Delaware corporation.

1.28. “Delta Engine Program” shall mean the program in effect from time to time with respect to the Engines pursuant to a maintenance agreement between Lessor (or an Affiliate of Lessor) and Delta.

1.29. “Dollars” and “$” and “US$” shall mean the lawful currency of the United States of America.

1.30. “Engine” shall mean either of the two (2) engines identified as to manufacturer and type and by serial number on the Lease Supplement (each of which shall have more than 550 rated takeoff horsepower or the equivalent of such horsepower), together with all Parts installed thereon, and any engine substituted for an Engine pursuant to the terms hereof.

1.31. “Equipment Change” shall have the meaning ascribed to such term in Section 7.7 hereof.

1.32. “Event of Default” shall mean any one of the events specified in Section 16.1 hereof.

1.33. “Expiration” shall mean the end of the Term pursuant to this Agreement.

1.34. “Expiration Date” shall mean the day which is sixty-four (64) months and fifteen (15) days after the Delivery Date (which shall be identified by actual date in the Lease Supplement).

1.35. “FAA” shall mean the Federal Aviation Administration of the United States of America and all successors thereto.

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1.36. “FAR” shall mean the Federal Aviation Regulations issued by the FAA.

1.37. “Flight Hours” shall mean, with respect to the Aircraft, the time as measured in hours and minutes elapsing from the moment at which the wheels of the Aircraft leave the ground on a takeoff until the wheels of the Aircraft touch the ground on the next landing of the Aircraft.

1.38. “Governmental Entity” shall mean: (a) any national government, any political subdivision thereof, or local authority therein, (b) any agency, board, commission, department, division, organ, instrumentality, or court of any of the foregoing, however constituted, and (c) any organization, association, or institution, of which any of the foregoing is a member or to whose jurisdiction it is subject or in whose activities it is a participant.

1.39. “Guarantor” shall mean Deutsche Post AG (or such other entity as Lessor accepts in its sole and absolute discretion).

1.40. “Guaranty” shall mean a guaranty agreement in the form attached as Appendix I hereto, which, as executed by Guarantor, irrevocably and unconditionally guaranties the performance of all payment obligations by Lessee to Lessor under this Agreement.

1.41. “IAI” shall mean Israel Aerospace Industries, Ltd.

1.42. “Indemnified Parties” shall have the meaning ascribed to such term in Section 10.1 hereof.

1.43. “International Registry” shall mean the registry established and maintained pursuant to the Cape Town Convention.

1.44. “Law” shall mean: (a) any constitution, statute, decree, regulation, order, or other directive of the Governmental Entity of any location to, from, or within which the Aircraft shall operate; (b) any treaty, pact, compact, or other agreement to which any Governmental Entity is a signatory or party; (c) any judicial or administrative interpretation or application of any of the foregoing; and (d) any amendment or revision of any of the foregoing.

1.45. “Lease Supplement” shall mean the Lease Supplement No. 1, substantially in the form of Appendix E hereto, which, as of the Delivery Date, shall be executed by Lessor and Lessee and, together with this Agreement, filed with the FAA for recordation (assuming that the Aircraft is registered in the United States).

1.46. “Lease Termination Documents” shall have the meaning ascribed to such term in Section 3.10 hereof.

1.47. “Lessor’s Lender” shall have the meaning ascribed to such term in Section 20.14 hereof.

1.48. “Lessor’s Liens” shall mean Liens on or relating to or affecting the Aircraft, the Airframe, the Engines or any part thereof arising as a result of (a) claims against Lessor not relating to this Agreement, (b) acts of Lessor neither permitted nor required to be taken by

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Lessor under this Agreement, (c) the transfer by Lessor of its interest or any part thereof in the Aircraft, (d) Taxes imposed against Lessor which Lessee has not agreed to indemnify against pursuant hereto or (e) any act, omission or circumstance occurring or omitted prior to the Delivery Date or after the Return of the Aircraft and the Aircraft Documents.

1.49. “Lien” shall mean any lien, mortgage, charge, deed of trust, encumbrance, pledge, hypothecation, attachment, license, assignment by way of security or security interest, including, without limitation: (a) any preferential arrangement resulting in a secured transaction or having the same economic or legal effect as a lien, mortgage, charge, deed of trust, encumbrance, pledge, hypothecation, attachment, license, assignment by way of security or security interest; (b) any agreement to give any lien, mortgage, charge, deed of trust, encumbrance, pledge, hypothecation, attachment, license, assignment by way of security or security interest; (c) the interest of a vendor or a lessor under any conditional sale agreement, lease, hire purchase agreement or other title retention arrangement; or (d) any statutory or other right of a Governmental Entity to detain, hold or seize an aircraft or any part thereof which is presently exercisable with respect to such aircraft.

1.50. “Maintenance Program” shall mean (a) with respect to the Engines, the Delta Engine Program or other maintenance program under which the Engines are maintained, and (b) with respect to the Aircraft, the maintenance program in effect for the Aircraft as maintained by Lessee (or Lessee’s sublessee or operator), as such programs may be amended during the Term, all in accordance with the requirements of the Aviation Authority.

1.51. “Manufacturer” shall mean: (a) as to the Airframe, The Boeing Company; and (b) as to the Engines, General Electric Corporation.

1.52. “Minimum Liability Coverage” shall mean the amount specified as such in Appendix B, designating the minimum Combined Single Limit under the airline liability insurance required pursuant to this Agreement.

1.53. “Other Aircraft” shall mean the three (3) Boeing model 767-200SF aircraft bearing manufacturer’s serial numbers                     ,                      and                     .

1.54. “Other Lease Agreements” shall mean, collectively, each aircraft lease agreement between Lessor (or an Affiliate of Lessor), as lessor, and Lessee (or an Affiliate of Lessee), as lessee, concerning, respectively, each of the Other Aircraft.

1.55. “Parts” shall mean any item, including, without limitation, materials, accessories, components, equipment, appliances, instruments, avionics, appurtenances, furnishings and any other equipment or components of whatever nature (other than the Engines), which are installed in or attached or appurtenant to the Aircraft or either of the Engines.

1.56. “Permitted Lien” shall have the meaning ascribed to such term in Section 9 hereof.

1.57. “QEC” shall mean all of the “quick engine change” components associated with each Engine.

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1.58. “Rent” shall mean Basic Rent.

1.59. “Replacement Engine” shall have the meaning set forth in Section 6.2(c) hereof.

1.60. “Return” shall mean the return and redelivery of the Aircraft (including the Aircraft Documents) to Lessor in accordance with Sections 17 and 18 hereof.

1.61. “Return Condition Requirements” shall have the meaning ascribed to such term in Section 18.1 hereof.

1.62. “Return Date” shall mean the date at Expiration or upon earlier Termination when the Aircraft (including the Aircraft Documents) are actually returned to Lessor in conformity with the Return Condition Requirements.

1.63. “Return Location” shall mean Wilmington Airpark, Wilmington, Ohio, or as otherwise mutually agreed by Lessor and Lessee.

1.64. “Special FAA Counsel” shall mean McAfee & Taft, Oklahoma City, Oklahoma.

1.65. “Surviving Engine” shall have the meaning ascribed to such term in Section 19.3 hereof.

1.66. “Taxes” shall mean any and all taxes (including, but not limited to, withholding taxes, value added taxes, deductions, transaction privilege taxes, sales taxes or assessments of any kind or form), charges, fees, imposts, levies or other charges of any nature, together with any penalties, fines, or interest thereon or other additions thereto which are imposed, withheld, levied, or assessed by or on behalf of, or otherwise payable to, any Governmental Entity.

1.67. “Technical Acceptance Certificate” shall have the meaning ascribed to such term in Section 3.8 hereof.

1.68. “Term” shall mean the period commencing on the Delivery Date and ending on the Expiration Date or on any earlier Termination Date, as applicable.

1.69. “Termination” shall mean the termination of the lease of the Aircraft under this Agreement, which termination arises prior to the Expiration Date pursuant to Section 2.1, 2.2, 7.1(b)(3), 16.2, 19.1 or 20.15 hereof, or otherwise under this Agreement.

1.70. “Termination Date” shall mean the date on which a Termination is effective.

1.71. “Total Loss” shall mean any of the following events with respect to the Aircraft, the Airframe, an Engine or the Aircraft Documents: (a) the destruction, damage beyond economical repair, or such property becoming permanently unfit for normal use, for any reason whatsoever; (b) any event which results in an insurance settlement on the basis of actual or constructive or compromised or agreed or arranged total loss; (c) the disappearance of the Aircraft, if the Aircraft is unreported for a period of thirty (30) days after commencement of a flight; (d) loss of possession or loss of use by Lessee for a period of more than thirty (30) days due to hijacking, theft, or other criminal actions; (e) the condemnation, confiscation,

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appropriation, expropriation or seizure of, or requisition of title to or use of, the Aircraft or an Engine by any Governmental Entity, other than a requisition for use by any Governmental Entity of the United States or any political subdivision thereof, for a period of six (6) months or more; or (f) the operation or location of the Aircraft, while under requisition for use by any Governmental Entity, in any areas excluded from coverage by any insurance policy in effect with respect to such Aircraft required by the terms of this Agreement, unless Lessor and Lessee shall have obtained an indemnity in freely transferable Dollars from that Governmental Entity covering the risks excluded from coverage and satisfactory to both Lessor and Lessee.

1.72. “Written Summaries” shall have the meaning ascribed to such term in Section 7.8(a) hereof.

2. Conditions Precedent.

2.1. Lessor’s Conditions Precedent.

(a) Lessor’s obligation to deliver and to lease the Aircraft to Lessee hereunder shall be subject to satisfaction of each of the following conditions precedent.

(1) All of the representations and warranties of Lessee set forth in Section 14.1 hereof shall be true and correct in all material respects as of the date hereof and as of the Delivery Date.

(2) Lessor shall have received, on or before the Delivery Date, all of the following, all of which shall be in form and substance satisfactory to Lessor:

(A) The Guaranty, in the form attached as Appendix I, as executed by Guarantor;

(B) a certificate of insurance issued by the insurer or broker for Lessee (or Lessee’s operator) evidencing compliance with the insurance provisions of Section 11 hereof;

(C) the Technical Acceptance Certificate in the form of Appendix D, executed and delivered by an authorized representative of Lessee; and

(D) the Lease Supplement, executed and delivered by an authorized representative of Lessee.

(3) No loss or destruction to the Aircraft shall have occurred, except to the extent covered by insurance with respect to the Aircraft.

(4) Lessee shall have made payment of the first installment of Basic Rent pursuant to Section 4.2 hereof.

(5) An Event of Default shall not have occurred and be continuing pursuant to (and as defined by) any of the Other Lease Agreements.

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(6) Assuming that the Aircraft is registered in the United States, Lessee shall have (a) delivered to Special FAA Counsel its original signature for this Agreement and the Lease Supplement and (b) irrevocably authorized and instructed Special FAA Counsel to file original counterparts of this Agreement and the Lease Supplement with the FAA for recordation upon satisfaction of the conditions precedent set forth in Section 2.2 hereof. If the Aircraft is not registered in the United States, Lessee shall have taken all required steps to file or register this Agreement with the applicable Aviation Authority.

(7) Assuming that the Aircraft is registered in the United States, Lessee shall have (a) taken all required steps to appoint Special FAA Counsel as its Professional User Entity for purposes of registering its international interest under this Agreement with the International Registry and (b) irrevocably authorized and instructed Special FAA Counsel to register such international interest with the International Registry upon satisfaction of the conditions precedent set forth in Section 2.2 hereof. If the Aircraft is not registered in the United States, Lessee nevertheless shall have taken all required steps to register the international interest under this Agreement with the International Registry. Notwithstanding the foregoing, Lessee shall be required to satisfy the provisions of this Section 2.1(a)(8) only to the extent required by Lessor’s Lender or as required by applicable Law.

(8) Lessee shall have delivered to Lessor the Lease Termination Documents (unless Lessee elects to accept such documents after Delivery pursuant to Section 3.10 hereof).

(b) If due to Lessee’s failure to satisfy any of the above conditions precedent under this Section 2.1 (and expressly not including a failure of Lessor or the Aircraft to conform to the requirements of Section 2.2 hereof) the Aircraft shall not have been delivered to and accepted by Lessee within thirty (30) days after the Anticipated Delivery Date, then Lessor shall have the right (but not the obligation) to terminate this Agreement by giving notice to Lessee to that effect, with such notice of termination taking effect immediately. Upon such a termination occurring, Lessor shall be entitled to retain the amount of the Basic Rent Credit to compensate it for the loss of a bargain (and not as a penalty), and neither party hereto shall have any further obligation to the other with respect to the Aircraft.

2.2. Lessee’s Conditions Precedent.

(a) Lessee’s obligation to lease the Aircraft from Lessor hereunder shall be subject to satisfaction of each of the following conditions precedent:

(1) Lessee shall have (A) completed its inspection of the Aircraft (including the Aircraft Documents) pursuant to Section 3.7 hereof and (B) reasonably determined that the Aircraft complies with the Delivery Condition Requirements.

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(2) The Aircraft shall not have suffered a Total Loss prior to the Delivery.

(3) The Aircraft shall be validly registered with the FAA in the name of Lessor (or shall be otherwise registered as approved by Lessor).

(4) Lessor shall have executed and delivered the Lease Supplement.

(5) Assuming that the Aircraft is registered in the United States, Lessor shall have (a) delivered to Special FAA Counsel its original signature for this Agreement and the Lease Supplement and (b) irrevocably authorized and instructed Special FAA Counsel to file original counterparts of this Agreement and the Lease Supplement with the FAA for recordation upon satisfaction of the conditions precedent set forth in Section 2.1 hereof. If the Aircraft is not registered in the United States, Lessor shall have taken all required steps to file or register this Agreement with the applicable Aviation Authority.

(6) Assuming that the Aircraft is registered in the United States, Lessor shall have (a) obtained an authorization code from the FAA for the international interest created by this Agreement with respect to the Airframe and Engines by filing with the FAA an AC Form 8050-135, (b) taken all required steps to appoint Special FAA Counsel as its Professional User Entity for purposes of registering such international interest with the International Registry and (c) irrevocably authorized and instructed Special FAA Counsel to register such interest with the International Registry upon satisfaction of the conditions precedent set forth in Section 2.1 hereof. If the Aircraft is not registered in the United States, Lessor nevertheless shall have taken all required steps to register the international interest under this Agreement with the International Registry. Notwithstanding the foregoing, Lessor shall be required to satisfy the provisions of this Section 2.2(a)(6) only to the extent required by Lessor’s Lender or as required by applicable Law.

(b) In the event Lessor fails to tender the Aircraft for Delivery within thirty (30) days after the Anticipated Delivery Date, Lessee (conditioned upon Lessee satisfying its conditions precedent under Section 2.1 hereof) shall have the right (but not the obligation) to terminate this Agreement. Should Lessee desire to exercise its termination right under this Section 2.2(b), Lessee shall provide written notice to Lessor of its election to terminate not later than ten (10) days after the earlier: of (i) the date on which Lessor provides notice to Lessee that the Delivery will occur more than thirty (30) days after the Anticipated Delivery Date; or (b) the thirtieth (30th) day after the Anticipated Delivery Date. Any failure by Lessee to provide such a notice of termination to Lessor by such date will be deemed a waiver of the termination right provided under this Section 2.2(b). Upon a termination occurring under this Section 2.2(b), Lessee shall be entitled to (i) a refund of any Rent payments made pursuant to this Agreement and (ii) a refund of the Basic Rent Credit, and this Agreement shall be of no further force or effect.

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3. Lease of Aircraft; Inspection; Technical Acceptance; Delivery.

3.1. Lease of the Aircraft. Commencing on the Delivery Date, Lessor shall lease the Aircraft to Lessee, and Lessee shall lease the Aircraft from Lessor, for the Term, and Lessee shall return the Aircraft to Lessor on the Expiration Date (or upon the earlier Termination of this Agreement as provided herein), upon and subject to the terms and conditions of this Agreement.

3.2. Term. The Term shall commence on the Delivery Date and continue until the Expiration Date, subject to earlier Termination as provided herein.

3.3. Anticipated Delivery Date. Lessor and Lessee (a) anticipate that the Aircraft will be available for delivery to Lessee on or about the Anticipated Delivery Date and (b) shall act in good faith at all times in an attempt to effect Delivery on or about the Anticipated Delivery Date.

3.4. A Lease Only. At all times during the Term, full legal title to the Aircraft (including the Aircraft Documents) shall remain vested in Lessor to the exclusion of Lessee, notwithstanding the delivery thereof to, and the use by, Lessee. Lessor and Lessee agree that this Agreement is intended to be a “lease” within the meaning of 11 U.S.C. Section 1110 and shall constitute a lease for tax purposes.

3.5. Delivery. On the Delivery Date, if all the conditions set forth in Sections 2.1 and 2.2 hereof have been satisfied or waived, the Aircraft shall be tendered for delivery to Lessee (which Lessee shall accept) pursuant to the procedure set forth herein by executing and delivering the Lease Supplement (the “Delivery”). The Delivery Date shall be the date of the Lease Supplement. The Aircraft and the Aircraft Documents will be tendered to Lessee for delivery at the Delivery Location.

3.6. Condition of the Aircraft; Modifications.

(a) Lessor, as a condition of Lessee’s obligation to accept the Aircraft, shall, at its sole cost and expense, cause the Aircraft, including the Aircraft Documents, to meet all requirements set forth in Appendix G hereto (the “Delivery Condition Requirements”) as of the Delivery.

(b) All unserviceable components and all discrepancies identified by Lessee during the ground or flight inspection conducted pursuant to Section 3.7 hereof shall be corrected by Lessor at Lessor’s expense prior to the technical acceptance of the Aircraft by Lessee (except such corrections as shall be deferred by mutual agreement of Lessee and Lessor, which corrections shall be performed at Lessor’s sole cost and expense thereafter).

(c) Except as otherwise expressly provided by this Agreement, all configuration modifications required to fulfill Lessee’s operational demands shall be performed by Lessee and at Lessee’s cost and expense. All such modifications shall be performed by an Authorized Maintenance Performer, and shall be subject to the prior approval of Lessor, which approval shall not be unreasonably withheld.

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3.7. Inspection.

(a) Prior to the Anticipated Delivery Date, Lessor shall cause the Aircraft and the Aircraft Documents to be made available for a pre-delivery inspection by Lessee, at Lessee’s expense, by giving Lessee the opportunity to inspect the Aircraft, the Engines, all installed Parts and the Aircraft Documents, with such inspection or inspections taking place at the Delivery Location or at such other location as Lessor and Lessee may agree in writing.

(b) On or before the later of (i) ten (10) days following the execution of this Agreement by the parties or (ii) forty-five (45) days prior to the Anticipated Delivery Date, Lessor shall make available for Lessee’s inspection the Aircraft Documents which are available at that time (the “Historic Documents”). On or before the earlier of (A) the thirtieth (30th) day following the date on which Lessor makes such Historic Documents available to Lessee or (B) the fifth (5th) day prior to the Anticipated Delivery Date, Lessee shall notify Lessor in writing of any non-conformities between such Historic Documents and the requirements of this Agreement. Lessee shall be deemed to have waived any non-conformities between the Historic Documents and this Agreement to the extent Lessee fails to identify such non-conformities to Lessor in writing on or before the date set forth in (A) or (B) above, as applicable.

(c) Any additional Aircraft Documents (“Additional Documents”) which are generated or otherwise become available from time to time after the date on which the Historic Documents are made available by Lessor for Lessee’s inspection shall be made available by Lessor for Lessee’s inspection within two (2) Business Days after they become available. Lessee shall notify Lessor in writing of any non-conformities between any such Additional Documents and the requirements of this Agreement on or before the second (2nd) Business Day following the date on which such documents are made available by Lessor for Lessee’s inspection.

(d) Immediately prior to delivery of the Aircraft, Lessor, at the request of Lessee, shall make the Aircraft available for a test flight (of no more than one hour in duration) based on the Manufacturer’s test flight program to demonstrate the satisfactory functioning of the Aircraft and all of its systems. If the Aircraft is determined to be not in conformity with the Delivery Condition Requirements, the test flight shall be repeated as necessary pursuant to the provisions of Section 3.7(e) below. Lessee’s representatives shall be allowed to attend such test flight on board the Aircraft (but shall be responsible for their own expenses). Lessor shall arrange for an experienced aircraft crew for the test flight (which crew, upon mutual agreement of Lessor and Lessee, may be Lessee’s crew), and Lessor shall bear the operating expense of such test flight (including the cost of the crew, fuel, and any airport fees). Lessor shall assume all risk of any loss or damage to the Aircraft in connection with such test flight except to the extent the same is caused by the gross negligence or willful misconduct of Lessee or its representatives.

(e) Promptly following the ground and flight inspection, but in no event more than 24 hours following such ground or flight inspection, Lessee shall notify Lessor of any defect or non-conformity with the Delivery Condition Requirements set forth in

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Appendix G, whereupon Lessor will advise Lessee of the estimated time required to effect correction of such defects or discrepancies. Upon the completion of any required corrections, Lessor will make the Aircraft available to Lessee for any further ground and/or flight reinspection as necessary (pursuant to Section 3.7(d) above) to verify compliance with the Delivery Condition Requirements.

3.8. Acceptance. Upon the completion of the ground and flight inspections conducted pursuant to Section 3.7 hereof, and the performance by Lessor of any corrections required to bring the aircraft into conformity with the Delivery Condition Requirements, Lessee shall execute and deliver to Lessor a Technical Acceptance Certificate substantially in the form of Appendix D hereto (the “Technical Acceptance Certificate”).

3.9. Modifications. Except as required to be performed by Lessor as part of the Delivery Condition Requirements, all work required to be performed on the Aircraft so as to satisfy Lessee’s operational requirements, to otherwise comply with the regulations of the Aviation Authority or for any other reason, shall be performed by an Authorized Maintenance Performer at Lessee’s cost and expense. Without limiting the generality of the foregoing, should Lessee (at any time during the Term of this Agreement) elect to make a change from the ABX Maintenance Program, Lessee shall be responsible for (a) creating the bridge package for such special program and (b) the cost of returning the Aircraft back to the ABX Maintenance Program upon the Return of the Aircraft at the end of the Term.

3.10. Lease Termination Documents. Prior to (and as a condition of) Delivery or, at Lessor’s sole option, after Delivery and within fifteen days after request of Lessor during the Term, Lessee shall execute and deliver to Lessor: (a) one or more executed lease termination agreements in a form or forms acceptable for filing with the Aviation Authority and each other relevant Governmental Entity; (b) any other documents required by the Aviation Authority and each other relevant Governmental Entity, as required in Lessor’s reasonable determination to effectuate the de-registration of the Aircraft (if determined appropriate by Lessor) and termination of the Lease; and (c) all documents required to effectuate a discharge at the International Registry of the international interest created by this Agreement in respect of the Airframe and Engines (with such lease termination agreement and other documents referred to, collectively, as the “Lease Termination Documents”). The Lease Termination Documents shall be filed by Lessor only upon the occurrence of an Event of Default by Lessee hereunder (including without limitation any failure by Lessee to provide documents requested by Lessor to evidence the Expiration or Termination of the Lease).

4. Guaranty; Payments; Method of Payment.

(a) Guaranty. Lessee shall cause Guarantor to execute and deliver to Lessor the Guaranty. The Guaranty shall be executed and delivered to Lessor prior to Delivery, and shall provide for an irrevocable and unconditional guaranty of the performance of all of Lessee’s payment obligations to Lessor under this Agreement, which Guaranty shall be capped at an amount as set forth therein.

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4.2. Basic Rent; Basic Rent Credit.

(a) Subject to application of that portion of the Basic Rent Credit owing each month pursuant to Appendix B, Lessee shall pay, in advance, the Basic Rent specified in Appendix B to Lessor on each and every Basic Rent Date until the earlier of the following:

(1) in the event of a Total Loss, the payment to Lessor of the Agreed Value in accordance with Section 19.1;

(2) the Return; or

(3) in the event that the Aircraft and the Aircraft Documents are returned to Lessor under circumstances in which the Aircraft or the Aircraft Documents do not conform to the Return Condition Requirements, the date on which Lessor executes and delivers to Lessee a Return Receipt in the form attached hereto as Appendix F.

(b) The termination of Lessee’s obligation to pay Basic Rent pursuant to Section 4.2(a)(3) above shall not be in derogation of Lessor’s other rights and remedies against Lessee in the event of a return of the Aircraft and Aircraft Documents under circumstances in which the Aircraft and the Aircraft Documents as so returned do not conform to the Return Condition Requirements.

(c) Should this Agreement terminate (i) pursuant to Section 2.2(b) hereof (i.e., as the result of Lessor failing to satisfy its conditions precedent to Delivery), (ii) pursuant to Section 19.1 hereof (i.e., upon the occurrence of a Total Loss of the Aircraft prior to Delivery or during the Term), (iii) as a result of Lessor’s exercise of its rights under Section 7.1(b)(3) hereof or (iv) as the result of Lessor breaching its obligations under this Agreement, Lessor shall be required to make payment to Lessee in an amount equal to the unapplied portion of the Basic Rent Credit.

4.3. Basic Rent Date.

(a) The first payment of Basic Rent shall be made on or prior to the Delivery Date, as a condition of the Delivery, in an amount equal to the product of (i) the monthly Basic Rent multiplied by (ii) a fraction (A) whose numerator is the number of days from and after the Delivery Date remaining in the month which includes the Delivery Date and (B) whose denominator is the total number of days in such month.

(b) On each Basic Rent Date following the Delivery Date (through the time set forth in Section 4.2(a) hereof, Lessee shall pay the Basic Rent to Lessor as required by Section 4.2(a).

4.4. Engine Maintenance Program.

(a) Lessor and Lessee shall negotiate in good faith and shall cooperate in seeking to maintain the Engines under the Delta Engine Program throughout the Term.

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Lessor hereby represents to Lessee that, pursuant to the Delta Engine Program, should an Engine be removed from the Delta Engine Program after performance of a shop visit with respect to such Engine, Lessor (or an Affiliate of Lessor) shall be responsible for the payment of buy-out compensation (the “Buy-Out Compensation”) to Delta in an amount equal to the positive difference between (i) a reasonable time and material charge for the shop visit, as mutually determined by Delta and Lessor (or an Affiliate of Lessor) and (ii) the amount of fees paid to Delta under the Engine Maintenance Program for the Engine prior to the removal of the Engine from the Delta Engine Program. As a result of such requirement, should Lessee elect to remove an Engine from the Delta Engine Program during the Term, Lessee shall be responsible for the payment of any such Buy-Out Compensation to Delta as required by the Delta Engine Program; provided that Lessee shall have the right to approve the determination of the reasonableness of the subject time and material charges, with such approval not to be unreasonably withheld or delayed.

4.5. Payments in Dollars to Designated Bank Account. All payments owing by Lessee to Lessor pursuant to this Agreement (including, without limitation, the payment of Basic Rent) shall be made in Dollars by the wire transfer of immediately available funds to the bank account designated in Appendix B or to such other bank account as Lessor may designate in writing to Lessee from time to time. Payments shall not be considered made by Lessee until the owner of such bank account has received full credit in its account. Lessee accepts all risks of delay or blockage of any transfer made in accordance with the terms of this Agreement.

4.6. Interest on Overdue Amounts. Any amount which is overdue pursuant to this Agreement shall bear interest at the rate indicated in Appendix B hereto calculated from the due date of such payment. The payment of such interest shall be made together with the payment of the overdue amount.

4.7. Due Date Not on Business Day. In the event any payment required hereunder is due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day.

4.8. No Abatement. Lessee’s obligations to pay Rent hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right Lessee may have against Lessor. There shall be no abatement of Rent for any period when the Aircraft shall be rendered unfit for use, grounded, unserviceable for any reason whatsoever, hijacked, confiscated, seized, requisitioned, restrained or appropriated; provided, however, that, should an ABX Operating Agreement be in effect with respect to the Aircraft, the provisions of the ABX Operating Agreement shall control with respect to Lessor’s ultimate responsibility, if any, under the ABX Operating Agreement should the Aircraft (or any component thereof) become unavailable for use.

5. Registration; Nameplates; Filings.

5.1. Registration. Throughout the Term of this Agreement, the Aircraft shall remain registered in the United States or in such other jurisdiction as Lessor (and Lessor’s Lender) shall provide prior written approval, with such approval not being unreasonably withheld or delayed. At all times during the Term, the Aircraft shall be registered with the applicable Aviation

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Authority in the name of Lessor (or as otherwise registered with Lessor’s written consent). To the extent required by Lessor’s Lender or applicable Law, the international interest created by this Agreement in the Airframe and in the Engines shall be registered with the International Registry.

5.2. Nameplates. Lessee shall attach or cause to be attached to the Airframe in a location reasonably adjacent to and not less prominent than the airworthiness certificate for the Aircraft, and to each Engine, fireproof nameplates in a form reasonably specified by Lessor which shall evidence the ownership interest of Lessor (and, as directed by Lessor, the security interest of Lessor’s Lender, as applicable). Lessee shall keep and maintain all such nameplates plainly, permanently and conspicuously on the Airframe and Engines throughout the Term.

5.3. Filings. At or before Delivery, this Agreement (absent the provisions of Appendix B) and such other documents as Lessor may direct shall be filed with the Aviation Authority and with any other Governmental Entity registrar or international registrar as provided herein, including, without limitation, the International Registry. All costs and expenses (including the legal fees charged by Special FAA Counsel but not including the legal fees charged by Lessor’s counsel) relating to each of such filings shall be paid as set forth in Section 20.8 of this Agreement.

6. Possession, Use and Operation of the Aircraft; Risk of Loss or Damage.

6.1. Possession of Aircraft; Wet-Lease.

(a) Lessee, during the Term, shall be entitled to the possession and use of the Aircraft. Lessee shall not sublease or otherwise transfer possession of the Aircraft to any person or entity; provided, however, that, so long as no Event of Default shall have occurred and be continuing:

(1) Lessee may deliver possession of the Aircraft to the Manufacturer or to any Authorized Maintenance Performer for testing, service, repair, maintenance or overhaul work thereon or on any Part thereof or for alterations or modifications in or additions thereto to the extent required or permitted by the terms of this Agreement; and

(2) Lessee may, with the prior written consent of Lessor, enter into a sublease with respect to the Aircraft. Lessor’s consent to a sublease by Lessee shall not be unreasonably withheld or delayed, provided that the failure of Lessor’s Lender to approve a sublease shall be considered good cause for Lessor to withhold its approval.

(b) Should Lessee not be an airline or other certificated operator of the Aircraft, Lessee shall have the right to enter into a sublease or operating agreement (the “Operating Agreement”) with a certificated operator, subject to the prior approval of Lessor, with such approval not being unreasonably withheld or delayed. Should Lessee enter into such Operating Agreement with Lessor (or an Affiliate of Lessor), as operator, the obligations of the Operating Agreement shall control with respect to the respective obligations of the parties concerning the Aircraft.

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(c) During the Term, Lessee shall be entitled to enter into and carry out any charter, “wet-lease” or other agreement with respect to the Aircraft on terms whereby the Aircraft will at all times be operated by an aircrew employed by and subject to the operational control of Lessee; provided that any such charter or other agreement (i) shall be approved by Lessor, such approval not being unreasonably withheld or delayed, (ii) shall be subordinate in all respects to this Agreement, (iii) will not extend beyond the end of the Term, (iv) will not result in any transfer of possession or control of, or create any interest in, the Aircraft to or in favor of any person or entity, and such possession and control shall remain at all times exclusively with Lessee and (v) shall not be entered into or renewed beyond its current term in the event that at the time Lessee seeks to so enter into or renew such charter, there exists an Event of Default.

6.2. Possession of Engines.

(a) During the Term, Lessee shall be entitled to the possession and use of each of the Engines. Lessee shall not, without the prior written consent of Lessor, transfer possession of any of the Engines to any person or entity; provided, however, that, so long as no Event of Default shall have occurred and be continuing, Lessee may, without the prior written consent of Lessor, exercise the following rights.

(1) Maintenance Workshop. Lessee may deliver possession of any Engine to the Manufacturer or to an Authorized Maintenance Performer for testing, service, repair, maintenance or overhaul work on such Engine or any part thereof or for alterations or modifications in or additions to such Engine to the extent required or permitted by the terms of this Agreement.

(2) Engines on Airframe Owned by Lessee. Lessee may install any Engine on an airframe owned by Lessee free and clear of all Liens, except (A) Permitted Liens or those which apply only to the engines (other than Engines), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe and (B) the Lien of any mortgage which expressly and effectively provides that such Engine leased to Lessee hereby shall not become subject to the Lien thereof, notwithstanding the installation of such Engine on any airframe subject to such Lien, unless and until Lessee shall become the owner of such Engine.

(3) Engine on Airframe Leased to Lessee. Lessee may install any Engine on an airframe leased to Lessee or purchased by Lessee subject to a hire purchase or conditional sale agreement; provided that (A) such airframe is free and clear of all Liens except (i) Permitted Liens or those which apply only to the engines (other than Engines), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe, (ii) the Lien of any mortgage which expressly and effectively provides that such Engine leased to Lessee hereby shall not become subject to the Lien thereof, notwithstanding the installation of such Engine on any airframe subject to such Lien, unless and until Lessee shall become the owner of such Engine and (iii) the rights of the parties to the lease or hire purchase or conditional sale

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agreement covering such airframe and (B) there shall be in effect between Lessee and such lessor or hire vendor or conditional vendor of such airframe a written agreement (which may be the lease or hire purchase or conditional sale agreement covering such airframe) whereby such lessor or hire vendor or conditional vendor expressly and effectively agrees that neither it nor its successors and assigns will acquire or claim any right, title or interest in such Engine by reason of such Engine being installed on such airframe at any time while such Engine is subject to this Agreement; and provided further, that the rights of any transfer permitted by this Section 6.2 shall be subject and subordinate to all of the terms of this Agreement, including, without limitation, Lessee’s obligation to return the Engines at the end of the Term and Lessor’s right to repossession pursuant hereto, and Lessee shall remain primarily liable hereunder for the performance of all of the terms of this Agreement to the same extent as if such transfer had not occurred.

(b) In the event that Lessee shall have entered into a mortgage, lease or conditional sale agreement complying with the provisions of clause (2) or clause (3) of Section 6.2(a) hereof, Lessor hereby agrees, for the benefit of the mortgagee, lessor or conditional vendor under such agreement, that Lessor and its successors and assigns shall not acquire or claim, as against such mortgagee, lessor or conditional vendor, any right, title or interest in any engine owned by such person or entity or in which it has a security or ownership interest by reason of such engine’s being installed on the Airframe. Any Engine removed from the Aircraft shall be, during the period such Engine is so removed, either safely housed and sheltered or repaired or maintained in accordance with this Agreement, or installed on an aircraft pursuant to this Section 6.2; provided, further, that: (1) Lessee maintains or causes to be maintained insurance in accordance with Section 11 in respect of the removed Engine at all times while it is removed from the Airframe (and, if required by Lessor, Lessee shall furnish or cause to be furnished to Lessor waivers or acknowledgments by the insurers of the aircraft on which such removed Engine is installed); and (2) as soon as reasonably practicable and in any event on or before expiration of the Term or termination of this Agreement, such removed Engine is reinstalled on the Airframe.

(c) Notwithstanding anything to the contrary in this Section 6.2, Lessee shall return the Engines to Lessor at the end of the Term. Either of the Engines at Return may be a replacement Engine under one of two conditions: (i) upon the occurrence of a Total Loss with respect to an Engine during the Term (requiring an Engine replacement pursuant to Section 19.2 of this Agreement); or (ii) Lessor agreeing to accept an engine in substitution for an Engine upon Lessee’s request (which Lessor shall not unreasonably deny), subject to Lessee and such replacement Engine satisfying all of the requirements of Section 19.2 hereof (including, without limitation, the engine condition and title transfer requirements therein). Any replacement engine which satisfies this Section 6.2(c) (a “Replacement Engine”) thereafter shall be deemed an “Engine” for all purposes under this Agreement.

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6.3. Pooling of Parts. Any Part removed from the Aircraft as provided in Section 7 hereof may be subjected by Lessee to normal interchange or pooling agreements or arrangements customary in the airline industry and entered into by Lessee with other licensed air carriers or aviation parts suppliers in the ordinary course of its business, provided that the part replacing such removed Part shall be incorporated or installed in or attached to the Aircraft in accordance with Section 7 promptly upon the removal of such removed Part. In addition, any replacement part, when incorporated or installed in or attached to the Aircraft in accordance with Section 7, may be owned by another such air carrier or aviation parts supplier subject to such pooling arrangement; provided, further, that the Part so removed remains the property of Lessor and subject to this Agreement and that Lessee, at its expense, promptly thereafter either (a) causes title to such replacement part to vest in Lessor free and clear of Liens other than Permitted Liens, in accordance with Section 7.5, or (b) replaces such replacement part by incorporating or installing in or attaching to the Aircraft a further replacement part owned by Lessee free and clear of all Liens other than Permitted Liens, and causes title to such further replacement part to vest in Lessor and causes such replacement part to become subject to this Agreement.

6.4. Commercial Operations. Lessee shall not use or permit the Aircraft to be operated except (a) in commercial operation for which Lessee (or Lessee’s sublessee or operator) is duly authorized by the laws of the United States and any other jurisdiction(s) to whose laws the operation of the Aircraft is subject and (b) in jurisdictions which are not excluded from coverage by any insurance policy required by the terms of this Agreement in effect with respect to the Aircraft.

6.5. Lawful Use. Lessee shall not permit the Aircraft to be maintained, used, or operated in violation of any Law of any Governmental Entity having jurisdiction, or contrary to any Manufacturer’s operating manuals and instructions, or in violation of any airworthiness certificate, license, registration or AD relating to the Aircraft issued by any such Governmental Entity. Lessee shall not cause or permit the Aircraft to proceed to, or remain at, any location which is then the subject of a prohibition order (or any similar order or directive), sanctions or restrictions by or under any Governmental Entity having jurisdiction over Lessee or the Aircraft.

6.6. Freight Operations. Lessee shall not use or permit the use of the Aircraft for the carriage of (a) whole animals, living or dead, except in cargo compartments according to I.A.T.A. regulations and except domestic pet animals carried in suitable containers to prevent the escape of any fluids and to ensure the welfare of the animal or (b) acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes or any nuclear assemblies except in full compliance with applicable Law.

6.7. Use Within Insurance Coverage. Lessee shall not operate the Aircraft or suffer the Aircraft to be operated: (a) within or into any geographic area unless the Aircraft is covered by insurance as required by the provisions of Section 11 during and with respect to its operations into that area; or (b) otherwise contrary to the terms or outside the coverage of such insurance as required by the provisions of Section 11.

6.8. Net Lease.

(a) During the Term, except as otherwise provided by the terms of this Agreement, Lessee shall bear all costs in connection with the possession, use, operation, maintenance, overhaul, repair and insurance of the Aircraft.

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(b) During the Term, Lessee shall provide and pay for all crews and other personnel, fuel, lubricants, oil and electric power consumed by and required for the operation of the Aircraft.

(c) Lessee shall promptly pay (or cause to be paid) all import/export fees (as applicable), navigation charges, route charges and airport charges (including landing fees, departure fees, airport handling charges and taxes) the nonpayment of which could result in a Lien upon the Aircraft or in the Aircraft being held or seized pending payment of such charges.

6.9. Risk of Loss or Damage. Lessee shall bear all risks of loss or damage to the Aircraft, Engines, Parts and Aircraft Documents from any and all causes whatsoever from the Delivery Date until the re-delivery thereof to Lessor; provided that, in the event of a re-delivery of any one or more of the Aircraft, Engines, Parts and Aircraft Documents to Lessor, under circumstances which do not constitute a Return, then Lessee shall be responsible for the cost to Lessor to insure the Aircraft, Engines, Parts and Aircraft Documents during the period, following such re-delivery, for which Lessee continues to be obligated to pay Basic Rent pursuant to Section 4.2 hereof. If the Aircraft is requisitioned by any Governmental Entity during the Term, then, unless and until the Aircraft becomes a Total Loss, (a) the Term shall continue and Lessee shall continue to fulfill all its obligations under this Agreement and (b) Lessee shall, during the Term, be entitled to all requisition hire paid to Lessor or to Lessee on account of such requisition. For the avoidance of doubt, Lessor shall not be liable to supply an aircraft, an engine or any part, if the Aircraft, an Engine or a Part is lost or damaged or rendered unfit for use or grounded, hijacked, confiscated, seized, requisitioned, restrained or appropriated; provided, however, that, should an ABX Operating Agreement be in effect with respect to the Aircraft, the provisions of the ABX Operating Agreement shall control with respect to Lessor’s ultimate responsibility, if any, under the ABX Operating Agreement should the Aircraft (or any component thereof) become unavailable for use.

7. Maintenance and Modifications.

7.1. Maintenance of the Aircraft; ADs.

(a) General. From the Delivery until the Return of the Aircraft and the Aircraft Documents, Lessee, at its own expense, shall service, repair, maintain, overhaul, check or cause the same to be done to the Aircraft, in accordance with the Maintenance Program so as to keep the Aircraft eligible for FAR Part 121 operations, in the same condition as other Boeing 767 aircraft Lessee owns or operates, and in such operating condition as may be necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing at all times pursuant to the requirements of the Aviation Authority and the FAA (if not the applicable Aviation Authority).

(b) AD Compliance.

(1) Lessee shall comply with all ADs issued during the Term affecting the Aircraft and requiring terminating action during the Term or within one year after the end of the Term (without regard to any deferrals which are or might be granted).

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(2) If the cost of complying with an AD is less than or equal to One Hundred Thousand Dollars ($100,000), Lessee shall pay all of such cost. If the cost of such compliance is greater than One Hundred Thousand Dollars ($100,000) (but only to the extent that such cost relates to work required to comply with an AD on a terminating action basis, and excluding work performed for any other purpose, such as compliance with ADs by means of repetitive inspections, recording compliance work in the Aircraft Documents, and all other maintenance work), Lessee shall pay the first One Hundred Thousand Dollars ($100,000), and the balance (the “AD Shared Expenses”) shall be paid initially by Lessee to the applicable Authorized Maintenance Performer, with Lessee being entitled to reimbursement from Lessor in an amount equal to the product of (a) the amount of the AD Shared Expenses times (b) a fraction, the numerator of which is 96 minus the number of months (rounded to the nearest whole number of months) from the date of completion of the subject AD work to the AD Term Date, and the denominator of which is 96.

(3) If the cost of compliance with an AD on a terminating action basis is equal to or greater than One Hundred Thousand dollars ($100,000), Lessee shall not perform such terminating action unless Lessor consents in advance in writing; provided, however, that, should Lessee request such consent on the part of Lessor and Lessor fail or refuse to provide such consent, then either: (i) Lessor shall provide to Lessee an alternative, equivalent aircraft under the same terms and conditions as this Agreement for the remainder of the Term; or (ii) the Lease shall terminate and (A) Lessor shall pay to Lessee any prepaid Basic Rent, (B) Lessor shall pay to Lessee the balance of the Basic Rent Credit which has yet to be applied to the payment of Basic Rent, (C) Lessee shall be entitled to return the Aircraft to Lessor without complying with the Return Condition Requirements relating to (and only to) that portion of the Aircraft subject to the applicable AD (i.e., the Airframe, the applicable Engine or Engines, the Landing Gear or the APU) and (D) with respect to the portions of the Aircraft not subject to the AD, Lessor shall assist Lessee in complying with the applicable Return Condition Requirements by pro-rating the costs of such compliance based upon a comparison of (x) the number of months between Delivery and the effective date of the AD and (y) the number of months between the effective date of the AD and the Expiration Date.

(4) Lessor’s obligation to contribute toward the payment of AD costs pursuant to this Section 7.1(b) is subject to and contingent upon:

(A) Lessor shall have consented to the applicable terminating action, as required by Section 7.1(b)(3);

(B) No Event of Default shall have occurred and be continuing;

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(C) Lessor shall have received evidence reasonably satisfactory to Lessor that the work contemplated by such AD has been completed; and

(D) Lessor shall have received true copies of the invoices and paid receipts supporting the reported cost of such AD work.

(5) Lessor shall make payment of its share of the AD Shared Expenses within thirty (30) days of its receipt of all of the documentation reasonably required by Lessor pursuant to Section 7.1(b)(4)(C) and (D) hereof. Lessee shall not offset the amount due from Lessor for its portion of the AD Shared Expenses against Rent or other amounts due to Lessor hereunder.

7.2. Maintenance of the Aircraft Documents.

(a) From the Delivery until the Return of the Aircraft, Lessee, at its own expense, shall maintain and update (or shall cause to be maintained and updated), in the English language, all Aircraft Documents as required by applicable Laws and by the regulations of the Aviation Authority and the FAA (if not the applicable Aviation Authority). Lessee shall at all times cause the Aircraft Documents to be stored (1) at a location disclosed to and accepted by Lessor and (2) in a complete and organized format.

(b) When incorporating ADs, service bulletins, modifications, repairs or any other engineering changes to the Aircraft, Lessee shall revise or cause to be revised the customized documentation for the Aircraft in order to incorporate and reflect such ADs, service bulletins, modifications or repairs, as applicable.

(c) Together with each transmission of the Written Summaries required under Section 7.8 hereof, Lessee shall provide to Lessor an electronically-scanned copy (in CD, DVD or electronic format reasonably acceptable to Lessor) of all Aircraft Documents changed or added since the scanned copy last provided to Lessor, so that the scanned copy in Lessor’s possession will be correct and complete as of the date of such Written Summaries.

7.3. Authorized Maintenance Performer. All maintenance on the Airframe, Engines and Parts shall be performed by an Authorized Maintenance Performer.

7.4. Replacement of Parts. Except as otherwise provided herein, Lessee, at its own expense, shall as soon as practicable replace (or cause to be replaced) all Parts that may from time to time be incorporated or installed in or attached to the Aircraft and that may become unserviceable, worn out, lost, stolen, destroyed, seized, confiscated or damaged beyond repair. In addition, in the ordinary course of maintenance, service, repair, overhaul, or testing, Lessee may remove (or caused to be removed) any Part, provided that Lessee shall replace (or cause to be replaced) such Part as promptly as practicable. All replacement parts shall be free and clear of all Liens, except for Permitted Liens, and shall be in good operating condition, shall be lawful for installation and use on the Aircraft under applicable Aviation Authority regulations and other applicable Law, and shall be certificated for use on a Boeing 767-200SF aircraft.

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7.5. Title to Parts. All Parts at any time removed from the Aircraft shall remain the property of Lessor, no matter where located, until such time as: (a) such Parts shall be replaced by parts that have been incorporated or reinstalled in or attached to the Aircraft and that meet the requirements for replacement parts specified above in Section 7.4, and (b) title thereto shall have passed to Lessor free and clear of all Liens other than Permitted Liens. Immediately upon the incorporation or installation in or attachment in or to the Aircraft of any replacement part as above provided, and without further act (c) title to the removed Part shall vest in Lessee, free and clear of all rights of Lessor and any Lessor’s Liens and (d) such replacement part shall be subject to this Agreement and shall be deemed a Part of the Aircraft for all purposes hereof to the same extent as the Parts originally incorporated and installed in or attached to the Aircraft.

7.6. Removal of Engines. Lessee shall be entitled, so long as no Event of Default shall have occurred and be continuing, to remove or permit the removal of any Engine from the Airframe and to install on the Airframe an engine, provided, that the removed Engine is, during the period of substitution, either being safely housed and sheltered or repaired or maintained in accordance with this Agreement, or is installed on an aircraft pursuant to Section 6.2 hereof (and the provisions of Sections 6.2(a)(2) or 6.2(a)(3), as applicable, concerning preservation of title shall apply to the removed Engine); provided, further, that:

(a) Lessee maintains or causes to be maintained insurance in accordance with Section 11 in respect of the removed Engine at all times while it is removed from the Airframe (and, if required by Lessor, Lessee shall furnish or cause to be furnished to Lessor waivers or acknowledgments by the insurers of the aircraft on which such removed Engine is installed); and

(b) as soon as reasonably practicable and in any event on or before end of the Term, such engine is removed from the Airframe and the removed Engine is reinstalled on the Airframe (subject to the Replacement Engine provisions of Section 6.2(c) of this Agreement).

7.7. Equipment Changes.

(a) Except as expressly provided herein or as a result of an AD or service bulletin or other requirement of the Aviation Authority or the Manufacturer, the Aircraft shall not be modified, altered, converted, or added to (an “Equipment Change”), provided that, subject to Lessor’s prior approval in writing, and in compliance with any conditions reasonably imposed by Lessor, Lessee may, at Lessee’s own expense, make (or cause to be made) such Equipment Changes to the Aircraft as Lessee may deem desirable, so long as such Equipment Change does not result in a diminution in the value or utility of the Aircraft. All such Equipment Changes shall be consistent with the rules and regulations of the Aviation Authority.

(b) Title to all Parts incorporated or installed in or attached or added to the Aircraft as the result of such Equipment Change shall, without further act, vest in Lessor and shall become subject to this Agreement, free of all Liens other than Permitted Liens; provided, however, that so long as no Event of Default shall be continuing, Lessee may remove (or cause to be removed) any such Part if: (1) such Part is in addition to, and not

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in replacement of or in substitution for, any Part originally incorporated or installed in or attached to the Aircraft at the time of Delivery or any part in replacement of or in substitution for any such original Part; (2) such Part is not required to be incorporated or installed in or attached or added to the Aircraft pursuant to the provisions of Sections 7.1 hereof; and (3) such Part can be removed from the Aircraft without diminishing or impairing the value or airworthiness which the Aircraft would have had such Equipment Change not occurred. Without limiting the generality of the immediately prior sentence, all loose equipment owned by Lessee which is placed on board the Aircraft (and remains loose equipment) shall remain owned by Lessee.

(c) Upon the removal by Lessee of any such Part as above provided, title thereto shall, without further act, vest in Lessee free and clear of all Lessor’s Liens and rights of Lessor and such part shall no longer be deemed part of the Aircraft. Any Part not removed by Lessee as above provided prior to the Return of the Aircraft shall remain the property of Lessor; provided that Lessor may require Lessee, by notice to Lessee given not later than the 60th day prior to end of the Term (except during the continuance of an Event of Default), to remove any Parts incorporated or installed in the Aircraft as a result of an Equipment Change and to restore the Aircraft to its condition prior to such Equipment Change, prior to the end of the Term.

7.8. Summary of Flight Hours, Cycles; Technical Information.

(a) Lessee, at its own expense, shall, within ten (10) days after the end of each calendar month of the Term and on the Return Date, provide (or cause to be provided) to Lessor written summaries (the “Written Summaries”) of the following events occurring during the previous calendar month: (1) Flight Hours and Cycles accrued on the Airframe and Engines, certified by an officer of Lessee; (2) all maintenance performed on the Airframe or Engines; and (3) any Engine changes.

(b) Lessee shall give Lessor not less than fifteen (15) days’ prior written notice of the anticipated time and location of all partial or complete C-Checks, Engine shop visits, and other major maintenance to be performed on the Aircraft.

(c) During the Term, Lessee shall furnish to Lessor such additional information concerning the location, condition, use and operation of the Aircraft as Lessor may reasonably request, including, without limitation, records reflecting the Airframe, Engine and APU service history.

(d) All information furnished by Lessee to Lessor concerning monetary amounts (whether in the Written Summaries or otherwise) shall be denominated in Dollars.

(e) Together with each transmission of Written Summaries, Lessee shall provide to Lessor the electronically-scanned copies of the Aircraft Documents required under Section 7.2(c) hereof.

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7.9. Inspections.

(a) Lessor may, but shall not be obligated to, upon giving five (5) Business Days prior notice to Lessee of its intention to do so (or any other notice which is reasonable under the circumstances), inspect the Aircraft, the Aircraft Documents, and any maintenance performed by or on behalf of Lessee during normal business hours, provided that such inspection does not unreasonably interfere with Lessee’s operations. Lessor shall be entitled, as part of any such inspection, to open any of the panels, bays and doors of the Aircraft. All inspections performed by Lessor shall be at its cost (except that, during the continuance of an Event of Default, such inspection shall be at Lessee’s cost and may be conducted without prior notice to Lessee).

(b) Lessee shall assist and not interfere with any person designated by Lessor to conduct any inspection pursuant to this Section 7.9. Lessor shall not incur any liability or obligation by reason of not making an inspection and no failure by Lessor to make such inspection shall lessen any obligation of Lessee under this Agreement, including but not limited to Lessee’s obligations under this Section 7. In addition, Lessee shall at all times permit Lessor’s technical representatives to be present at and inspect any maintenance being conducted on the Aircraft or any constituent thereof. Lessee shall, upon Lessor’s request, provide Lessor with letters to the Authorized Maintenance Performer allowing the disclosure to Lessor of all matters relating to the maintenance of the Aircraft.

(c) Lessor Not Obligated. Except as otherwise expressly provided in this Agreement, Lessor shall have no obligation whatsoever to service, repair, maintain, check or cause the same to be done to the Aircraft, or to keep the Aircraft in an airworthy condition.

8. Taxes.

8.1. General Tax Indemnity. Lessee agrees to timely pay, and to indemnify Lessor against, any and all Taxes, whether such Taxes are now existing or hereafter adopted, enacted or amended, that may be asserted, levied or imposed on or against Lessor upon or with respect to or measured by: (a) the Aircraft or any Part thereof or interest therein; (b) this Agreement, and the performance of any of the transactions contemplated hereby or the exercise of remedies under this Agreement with respect to an Event of Default; (c) the delivery, testing, transportation, rental, sale, replacement, substitution, repossession, abandonment, transfer, rebuilding, leasing, subleasing, possession, presence, use, operation, condition, storage, maintenance, modification, alteration, repair or return of the Aircraft or any Part thereof or interest therein occurring subsequent to the Delivery Date; and (d) Rent payable under this Agreement.

8.2. Certain Exceptions. The provisions of Section 8.1 hereof shall not apply to, and Lessee shall have no liability to Lessor thereunder with respect to, Taxes excluded under any of the following provisions or any combination thereof:

(a) Taxes which are not yet due;

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(b) Taxes on, based on, measured by or with respect to the net or gross income, or net or gross receipts, capital, net worth, franchise, or conduct of business of Lessor (other than Taxes in the nature of sales, withholding, use or property Taxes) imposed by any federal, state or local government or taxing authority in the United States or any foreign government or foreign taxing authority, or by any possession or territory of the United States; and

(c) Taxes that would not have been imposed but for any failure of Lessor to (1) file proper and timely reports or returns or to pay any Taxes when due, or (2) comply with any certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the jurisdiction imposing such Taxes, if such compliance is required to obtain or establish relief or exemption from or reduction in such Taxes and Lessor was eligible to comply with such requirement.

8.3. Indemnities Payable on After-Tax Basis; Payments in Respect of Tax Benefits. Lessee agrees that, with respect to any payment or indemnity to Lessor under this Section 8, Lessee’s indemnity obligations shall include an amount necessary to hold Lessor harmless from all Taxes (other than Taxes described in Section 8.2) required to be paid by Lessor with respect to the receipt or accrual of such payment or indemnity (including any payment by Lessor of any Taxes in respect to any indemnity payments received or receivable under this Section 8).

8.4. Payment of Tax Indemnities. If (a) any Taxes are required to be deducted or withheld by Lessee from any payment of Rent or other amounts due to Lessor under this Agreement (“Withholding Taxes”) and (b) Lessee is required to indemnify Lessor against such Withholding Taxes pursuant to this Section 8 (“Indemnifiable Withholding Taxes”), then Lessee shall, at the time of paying such Rent, or other amount, pay to Lessor such additional amounts as may be necessary in order that the net amount of such payment of Rent or other amount, after deduction or withholding for Indemnifiable Withholding Taxes, will be equal to the amount Lessor would have received if such Indemnifiable Withholding Taxes had not been deducted or withheld. Any other amount payable to or on behalf of Lessor, pursuant to Section 8.1 hereof shall be paid to Lessor or, if so directed by Lessor, directly to the relevant taxing authority, within thirty (30) days after receipt by Lessee of a written demand therefor from Lessor accompanied by a written statement describing in reasonable detail the Taxes that are the subject of and basis for such payment or indemnity and the computation of the amount so payable.

9. Liens.

9.1 During the Term, Lessee shall not create or suffer to exist any Lien upon or against the Aircraft, the Aircraft Documents or any of its rights under this Agreement, other than the following (“Permitted Liens”):

(a) Lessor’s Liens;

(b) repairers’ or other like Liens arising in the ordinary course of business, in respect of obligations which are neither overdue nor deferred;

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(c) the rights of others permitted under Sections 6 and 7 hereof;

(d) Liens for taxes of any kind not yet due and payable or being contested in good faith by appropriate proceedings that do not involve any material risk of the sale, forfeiture or loss of the Aircraft or the Aircraft Documents or any interest therein;

(e) Liens arising out of judgments or awards against Lessee with respect to which there shall have been procured a stay of execution;

(f) salvage rights of insurers under insurance policies maintained pursuant to Section 11; and

(g) the respective rights of Lessor and Lessee as provided herein.

9.2 All Liens excepted above under Section 9.1(b) shall be cleared by Lessee in the ordinary course of business, but not later than the end of the Term. If at any time during the Term a Lien (other than a Permitted Lien) shall be created or suffered to exist by Lessee, or be levied upon or asserted against the Aircraft or the Aircraft Documents, or if any person or entity should assert any Lien (other than a Permitted Lien) on any right of Lessee under this Agreement, Lessee shall notify Lessor and Lessee shall cause such Lien (other than Permitted Liens) forthwith to be discharged by bond or otherwise unless Lessor shall otherwise consent in writing. If Lessee shall fail to discharge any Lien (other than Permitted Liens), Lessor may do so, and Lessee shall pay to Lessor on demand the amount paid by Lessor together with Lessor’s losses, costs, and expenses, including reasonable legal fees and expenses. The obligations set forth in this Section 9 shall survive the Expiration or Termination of this Agreement.

10. Indemnification.

10.1. Indemnification and Holding Harmless. Lessee agrees to defend, indemnify, reimburse, and hold harmless Lessor, Lessor’s Lender, and their respective affiliates, subsidiaries, successors, assigns and subcontractors, together with each of such entities’ respective directors, officers, agents, shareholders and employees (hereinafter individually and collectively the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, legal proceedings, penalties, fines, other sanctions and any costs and expenses in connection therewith, including but not limited to reasonable attorneys’ fees and expenses (any and all of which are hereafter referred to as “Claims”) that in any way result from or arise out of or in relation to: (a) the condition, manufacture, delivery under this Agreement, possession, return, disposition after an Event of Default, use or operation of the Aircraft either in the air or on the ground; (b) any defect in the Aircraft arising from the material or any article used therein or from the design, testing or use thereof, or from any maintenance, service, repair, overhaul or testing of the Aircraft, regardless of when such defect shall be discovered, and regardless of where the Aircraft may then be located; (c) any breach by, or noncompliance by Lessee with, any provision of this Agreement or any other agreement or document contemplated hereby or given or entered into by Lessee in connection herewith; or (d) any bodily injury suffered by any person, or any property damage suffered by any person or entity, in the course of or as a result of the use, operation, maintenance, service, repair, overhaul, testing, possession, delivery under this Agreement or return of the

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Aircraft. The foregoing indemnity shall not apply to (1) any Claim that constitutes a Permitted Lien, (2) Claims for Taxes, it being agreed that Section 8 represents Lessee’s entire obligation with respect to Taxes, (3) Claims attributable to the gross negligence or willful misconduct of any Indemnified Party, (4) Claims attributable to any misrepresentation by any Indemnified Party herein or in any agreement or document delivered by it in connection herewith or (5) with the exception of clause (c) above, Claims attributable to acts or events occurring before the Delivery Date or following Expiration or Termination of this Agreement and the Return of the Aircraft to Lessor.

10.2. Lessee’s Waiver and Release. Lessee hereby waives and releases any Claim now or hereafter existing against the Indemnified Parties on account of any Claim of or on account of or arising from or in any way connected with injury to or death of personnel of Lessee or loss or damage to property of Lessee that may result from or arise in any manner out of or in relation to the condition, use or operation of the Aircraft, either in the air or on the ground, during the Term, or that may be caused during the Term by any defect in the Aircraft arising from the material or any article used therein or from the design, testing or use thereof, or from any maintenance, service, repair, overhaul or testing of the Aircraft, except to the extent that such claim arises out of the breach by any Indemnified Party of its obligations hereunder or under any agreement or document delivered in connection herewith, regardless of when such defect may be discovered, and regardless of the location of the Aircraft at any such time. The foregoing waiver and release shall not apply to any Claim arising out of the gross negligence or willful misconduct of any Indemnified Party.

10.3. Surviving Obligations. The indemnities and agreements contained in this Section 10 shall survive the end of the Term and the Return of the Aircraft. The indemnities contained in this Section 10 are expressly made for the benefit of and shall be enforceable by the Indemnified Parties.

10.4. Not an Indemnified Party. Notwithstanding anything to the contrary in this Section 10, no manufacturer, repairer, servicer, modifier or the like shall be considered an Indemnified Party unless expressly referenced herein, and the Lessee and their insurers retain full right of subrogation and recourse against all but the Indemnified Parties in accordance with this Section 10.

11. Insurance.

11.1 Aviation Third Party Legal Liability Insurance. As of the Delivery Date and continuing for a period of two years following the end of the Term or, if earlier, until the next major Aircraft maintenance check, Lessee shall carry at its expense (or shall cause to be carried) with insurers of internationally recognized standing, aviation legal liability insurance in respect of the Aircraft in amounts denominated in United States Dollars not less than the Minimum Liability Coverage amount designated in Appendix B hereto combined single limit for bodily injury and property damage each occurrence (and in the aggregate as respects aviation products/completed operations and third party liability war and allied perils), and subject to customary sub-limits for non-aviation coverages. Such insurance shall include third party legal liability including passenger liability, liability war and allied perils, property damage liability (including cargo, baggage (checked and unchecked) and mail liability), premises liability,

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products/completed operations liability, contractual liability and political risk (including expropriation) insurance in the amounts set forth in Appendix B. All such insurance shall be in form and substance reasonably satisfactory to Lessor. Lessee covenants that any insurance policies carried in accordance with this Section 11.1 and any policies taken out in substitution or replacement for any of such policies shall: (i) be endorsed to name Lessor, Lessor’s Lender, each of the other Indemnified Parties and such other parties as Lessor may from time to time reasonably designate by notice to Lessee as additional insureds for their respective interests with respect to the Aircraft (hereinafter each an “Additional Insured” and collectively the “Additional Insureds”); (ii) provide that in respect of the interests of any Additional Insured in such policies, the insurance shall not be invalidated by any act or omission (including misrepresentation and non-disclosure), provided that the Additional Insured so protected has not caused, contributed to or knowingly condoned the said act or omission; (iii) provide that insurers waive all rights of subrogation against the Additional Insureds; (iv) provide that, if such insurance is canceled or allowed to lapse for any reason whatsoever, or if any material change is made in such insurance that adversely affects the interest of any Additional Insured, such cancellation, lapse or change shall not be effective as to any Additional Insured for thirty (30) days (seven (7) days, or such other period as is then customarily obtainable in the industry, in the case of any war and allied perils liability coverage) after the giving of written notice from such insurers or Lessee’s appointed insurance broker to Lessor and Lessor’s Lender; (v) be primary without right of contribution from any other insurance maintained by any Additional Insured; (vi) provide a severability of interests provision applicable to each insured and Additional Insured under the policy such that all of the provisions of the insurance required hereunder, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and Additional Insured; (vii) waive any right of the insurers to any setoff, counterclaim or other deduction against the Additional Insureds, and; (viii) provide for worldwide coverage, subject to such limitations and exclusions as may be expressly set forth in the certificates of insurance delivered pursuant to Section 11.4 hereof provided such limitations and exclusions are not applicable to the territories where the Aircraft is operated by Lessee, or as Lessor may otherwise agree in writing.

11.2 Aircraft Hull Insurance.

(a) On or prior to the Delivery Date and throughout the Term, Lessee shall maintain (or cause to be maintained) in full force and effect, at its expense and on terms substantially similar to and no less favorable than insurance carried by Lessee on similar aircraft in its fleet, all-risk ground and flight aircraft hull insurance covering the Aircraft including coverage of the Engines and Parts while temporarily removed from or not installed on the Aircraft and not replaced with similar components in amounts denominated an payable in United States Dollars not less than, in respect of the Aircraft, the Agreed Value as set forth in Appendix B hereto, and with respect to any Engines or Parts while removed from the Aircraft on a replacement value basis. Lessee shall maintain such insurance covering any loss or damage arising from:

(i) war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, martial law, military or usurped power or attempts at usurpation of power;

(ii) strikes, riots, civil commotions or labor disturbances;

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(iii) any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage resulting therefrom is accidental or intentional;

(iv) any malicious act or act of sabotage;

(v) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government (whether civil, military or de facto) or public or local authority; and

(vi) hijacking or any unlawful seizure or wrongful exercise of control of the Aircraft or any Engine or any airframe on which any Engine is installed or crew in flight (including any attempt at such seizure or control) made by any person or persons on board the Aircraft or such airframe acting without the consent of the insured.

(b) The hull war and allied perils insurances shall be in accordance with Lloyd’s Aviation Underwriters Association Standard Policy Form LSW 555D unless otherwise approved by Lessor in writing. Lessee covenants that all policies and subsequent policies taken out in accordance with this Section 11.2 shall: (A) be issued by insurance companies or underwriters of internationally recognized standing in the aviation industry; (B) be endorsed to name Lessor or (as directed by Lessor) Lessor’s Lender as the loss payee to the extent of its interests in respect of hull claims that become payable on the basis of a total loss and shall provide that any other loss shall be settled (net of any relevant policy deductible) with such party(ies) as may be necessary to repair the Aircraft unless otherwise agreed in writing after consultation among the insurers, Lessor and Lessor’s Lender (it being agreed that where the loss is not expected to exceed U.S.$500,000 and, unless Lessor has notified the insurers to the contrary, such loss will be settled with and paid to Lessee); (C) be amended to name the Additional Insureds as additional insureds for their respective interest with respect to the Aircraft; (D) provide that, in respect of the interest of any Additional Insureds in such policies, the insurance shall not be invalidated by any act or omission, provided that the Additional Insured so protected has not caused, contributed to or knowingly condoned the said act or omission; (E) provide that none of the Additional Insureds shall have responsibility for the payment of premiums or any other amount payable under such policies; (F) provide that insurers shall waive all rights of subrogation as against the Additional Insureds; (G) provide that, if such insurance is canceled or allowed to lapse for any reason whatsoever, or if any material change is made in such insurance which adversely affects the interest of an Additional Insured, such cancellation, lapse or change shall not be effective as to any Additional Insured for thirty (30) days (seven (7) days, or such other period as is then customarily obtainable in the industry, in the case of any hull war and allied perils coverage) after the giving of written notice from such insurers or Lessee’s appointed insurance broker to Lessor and Lessor’s Lender; (H) waive any right of the insurers to any setoff, counterclaim or other deduction against the Additional Insureds; (I) provide for worldwide coverage, subject to such limitations and exclusions as may be set forth in the certificates of insurance delivered pursuant to Section 11.4 hereof provided such limitations and exclusions are not applicable to the territories where the Aircraft is operated by Lessee, or as Lessor may otherwise agree in writing; (J) contain a 50/50 claims funding clause in the form of Lloyd’s standard provision AVS103 in the event of a dispute as to which policy in respect of the hull insurance set forth in this Section 11.2 shall pay in the event of a loss; and (K) have deductibles

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(not applicable in case of a total, constructive total and/or arranged total loss) standard in the industry which do not exceed, per occurrence, the lesser of (i) $500,000 and (ii) such amounts carried by Lessee with respect to other aircraft similar to the Aircraft and operated on similar routes or which are otherwise reasonably acceptable to, and approved in writing by Lessor, provided, however, any deductibles shall be assumed by and at the sole risk of Lessee and to the extent applicable shall be paid by Lessee.

(c) All insurance coverage shall be subject to Endorsement AVN67B (or a comparable endorsement).

11.3 Default. If Lessee shall default in effecting, keeping or maintaining any insurance or if any insurance shall for any reason become void, Lessor may (but without any obligation to do so and without prejudice to Lessor’s other rights and remedies hereunder) effect, keep up or maintain such insurance at the cost of Lessee and Lessee will forthwith upon demand repay or cause to be repaid to Lessor all premiums and other moneys from time to time paid or payable by Lessor in respect of such insurance.

11.4 Certificates. Not less than ten (10) business days before the Delivery Date, unless otherwise approved by Lessor in writing, and promptly upon each renewal thereafter, Lessee will furnish to Lessor certificates of insurance written in English from an authorized representative of the insurers providing the insurance required hereunder and certificates of reinsurance from reinsurance brokers (together with a letter of undertaking from each of such representative and such reinsurance brokers stating that such insurance and reinsurance complies with the terms hereof) describing in detail the insurance and reinsurance carried and maintained on the Aircraft. Such certificates of insurance shall be in form and substance reasonably satisfactory to Lessor and Lessor’s Lender. Failure of Lessee to furnish certificates of insurance or procure and maintain the insurance required herein or the failure of Lessor and Lessor’s Lender to request such certificates shall not constitute a waiver of Lessee’s obligations hereunder.

11.5 Premiums. Lessee agrees to pay the premiums (or installments thereof) as required by the terms of such policies.

11.6 Claims. After a Total Loss in relation to the Aircraft shall have occurred and so long as no Default or an Event of Default shall have occurred and be continuing, Lessee may pursue any and all claims against the insurers in respect of the insurance with respect to the Aircraft, subject to consultation with Lessor; provided that no settlement or compromise of any such claim may be made without the approval of Lessor (which approval shall not be unreasonably withheld or delayed). Should a Default or an Event of Default have occurred and be continuing and any claim be made under any of the insurance policies, Lessor shall have full power to make, enforce, settle or compromise all claims with the insurers in respect of the insurance (other than the liability insurance) or for compensation and to sue for, recover, receive and give discharge for all moneys payable by virtue thereof, to be held and applied in accordance with Section 11.2 hereof. Lessee shall irrevocably and unconditionally assign or cause to be assigned the insurance to Lessor (or, if requested by Lessor, to Lessor’s Lender) if such an assignment is advisable for the purpose of the preceding sentence. Lessee shall do or cause to be done all things necessary and provide or cause to be provided all documents, evidence and information to enable the assignee or loss payee referred to above to collect or recover any moneys due or to become due in respect of the insurance.

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11.7 Self-Insurance. Except for the deductibles permitted by Section 11.2 hereof or otherwise permitted in writing by Lessor, Lessee shall not be permitted to self-insure against any of the risks required to be covered by the insurance described in this Section 11.

11.8 Application of Payments During Existence of Default or Event of Default. Any amount referred to in Section 11.2 hereof which is payable to or retainable by Lessee shall not be paid to or retained by Lessee if, at the time of such payment or retention, a Default or an Event of Default shall have occurred and be continuing, but shall be held by or paid over to Lessor (or, as directed by Lender, to Lessor’s Lender) as security for the obligations of Lessee under this Agreement. Upon the earlier of (i) such time as there shall not be continuing any such Default or Event of Default or (ii) the end of the Term, such amount shall be paid to Lessee to the extent not previously applied in accordance with the terms hereof.

12. Assignment.

12.1. Assignment by Lessee. Lessee shall not assign or transfer all or any of its rights or obligations under this Agreement without the prior written consent of Lessor; provided, however, that such consent shall not be required so long as (a) such assignment is to an Affiliate of Lessee, (b) the assignee assumes in writing all of the obligations of the “Lessee” under this Agreement for the benefit of Lessor and (c) Lessee provides written notice of such assignment to Lessor.

12.2. Assignment by Lessor.

(a) Lessor may, at its own expense and without the prior consent of Lessee, assign or transfer all of its rights and obligations under this Agreement to an Affiliate of Lessor upon providing prior written notice of such assignment to Lessee. Any other assignment by Lessor shall be subject to the prior consent of Lessee, which such consent shall not be unreasonably withheld or delayed. Any assignment by Lessor pursuant to this Section 12.2 shall include an express assignment of Lessor’s liability associated with the Basic Rent to the assignee. Upon (1) any such assignment becoming effective and (2) the assignee assuming all of Lessor’s obligations under this Agreement, Lessor shall be released of any further obligations hereunder.

(b) After notice from Lessor of any such sale or transfer of the Aircraft or any assignment or transfer of all or any of Lessor’s rights and obligations under this Agreement, upon request from Lessor and at Lessor’s expense, Lessee shall, as soon as practicable, execute any agreements or other instruments that may be necessary or reasonably requested by Lessor in order to allow, give effect to, or perfect any assignment or transfer of Lessor’s rights and obligations under this Agreement (including, without limitation, certificates confirming (to the extent that such matters are accurate) (1) the continuing truth and accuracy of Lessee’s representations as set forth herein, (2) the continuing viability of Lessee’s warranties, indemnities, covenants and other obligations set forth herein, (3) that no Event of Default has occurred and is continuing, (4) that no Total Loss has occurred, (5) that the Lease is in full force

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and effect, (6) that the insurance as required pursuant to this Agreement remains in full force and effect with the assignee named as sole loss payee and added as an additional insured to the existing additional insureds as of the assignment, and (7) such other matters as reasonably requested by Lessor).

(c) In any instance where a transfer or assignment effected by Lessor is to more than one person, such transferees or assignees shall select an agent who shall act on behalf of all such transferees or assignees and with whom Lessee may deal exclusively, and notify Lessee thereof.

12.3. Assignment of Warranties.

(a) As of the Delivery Date and unless a Default or Event of Default shall have occurred and be continuing, Lessor hereby assigns to Lessee, to the fullest extent permitted by law and contract: (a) all warranties (to the extent still existing) covering the Aircraft and all components, parts and accessories installed on, or delivered with the Aircraft; and (b) Lessor’s right to and possession of all manuals, diagrams and support materials and all records covering the Aircraft and related components, parts and accessories; in the case of the Airframe and the Engines. To the extent that such warranties are not assignable, Lessor shall cooperate with Lessee in enforcing all such warranties for the benefit of Lessee. Upon an Event of Default, the assignment hereunder shall automatically terminate and all rights assigned to Lessee pursuant to this Section 12.3 shall automatically revert back to Lessor.

(b) On the Return Date, Lessee shall be deemed to have assigned or reassigned to Lessor all warranties covering the Aircraft without further action on the part of Lessee; provided, that Lessee may retain the right to pursue remedies and to receive benefits with respect to claims of Lessee arising in respect of events prior to the Return Date; provided further, that, to the extent requested by Lessor, Lessee shall execute a separate assignment of warranties in favor of Lessor at the Return. To the extent that any of such warranties are not assignable, Lessee shall cooperate with Lessor in enforcing all such warranties for the benefit of Lessor.

13. “As-Is” Condition, Disclaimer and Release. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, FROM AND AFTER THE DELIVERY, THE AIRCRAFT AND OTHER ITEMS DELIVERED HEREUNDER ARE LEASED TO LESSEE IN THEIR “AS IS, WHERE IS” CONDITION, AND LESSEE HEREBY WAIVES, RELEASES AND RENOUNCES ANY AND ALL WARRANTIES, OBLIGATIONS AND LIABILITIES, EXPRESS OR IMPLIED, DIRECT OR INDIRECT, OF LESSOR, ITS SUCCESSORS AND ASSIGNS AND ALL OTHER INDEMNIFIED PARTIES, AND ANY AND ALL RIGHTS, CLAIMS, AND REMEDIES, EXPRESS OR IMPLIED, DIRECT OR INDIRECT, OF LESSEE AGAINST LESSOR, ITS SUCCESSORS AND ASSIGNS AND ALL OTHER INDEMNIFIED PARTIES, ARISING BY LAW OR OTHERWISE (EXCEPT ANY SUCH SET FORTH IN THIS AGREEMENT) WITH RESPECT TO THE AIRCRAFT OR ANY PARTS OR THE USE OR OPERATION THEREOF OR ANY NONCONFORMANCE OR DEFECT THEREIN, INCLUDING BUT NOT LIMITED TO: (a) ANY WARRANTY AS TO THE CONDITION OF THE AIRCRAFT; (b) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; (c) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (d) ANY

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LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE STRICT LIABILITY OR THE ACTUAL OR IMPUTED NEGLIGENCE OF LESSOR AND ITS RESPECTIVE SUCCESSORS OR ASSIGNS OR ANY OTHER INDEMNIFIED PARTY; AND (e) ANY STATUTORY OR OTHER WARRANTY, CONDITION, DESCRIPTION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE STATE, QUALITY, VALUE, CONDITION, DESIGN, OPERATION OR FITNESS OF THE AIRCRAFT. IN ADDITION TO ALL OTHER REQUIREMENTS OF THIS AGREEMENT, THIS SECTION 13 SHALL NOT BE MODIFIED EXCEPT BY WRITTEN AGREEMENT SIGNED ON BEHALF OF LESSOR BY ITS DULY AUTHORIZED REPRESENTATIVE.

14. Representations and Warranties.

14.1. Lessee’s Representations and Warranties. Lessee represents and warrants as follows, as of the date hereof and as of the Delivery Date.

(a) Legal Form and Qualification. Lessee is a corporation organized and existing in good standing under the laws of Ohio and has full power to conduct its operations as presently conducted.

(b) Authority. Lessee has full power, authority and legal right to enter into, deliver and perform this Agreement and all agreements or instruments required hereunder.

(c) Binding Obligations. This Agreement constitutes and any related documents, when entered into, will constitute, legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with the terms hereof or thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally as well as by general principles of equity.

(d) No Additional Consents or Approvals. Neither the execution and delivery by Lessee of this Agreement or any other document delivered by it in connection herewith nor the consummation of any of the transactions contemplated thereby requires the consent or approval of, the giving of notice to, or the registration with, any Governmental Entity.

(e) Registration, Filing of the Agreement. It is not necessary or advisable under any applicable Law in order to ensure the validity, effectiveness and enforceability of this Agreement that this Agreement or any other instrument relating hereto be filed, registered or notarized or that any other action be taken, other than those provided for in Section 5 hereof.

(f) No Violation. Neither the execution and delivery nor the performance by Lessee of this Agreement and any other document delivered by Lessee in connection herewith, nor consummation of any of the transactions as contemplated thereby, will result in any violation of, or be in conflict with, or constitute a default under, or result in the creation of any Lien upon any property of Lessee under any of the provisions of Lessee’s charter or by-laws, or of any indenture, mortgage, chattel mortgage, deed of

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trust, conditional sales contract, lease, note or bond purchase agreement, license, bank loan, credit agreement or other agreement to which Lessee is a party or by which Lessee is bound, or any law, judgment, governmental rule, regulation or order of any Governmental Entity.

(g) Protection of Ownership. Except for the registration and filings provided for in Section 5 hereof, no other filing or registration of any instrument or document is necessary in order to protect Lessor’s title to and ownership of the Aircraft.

(h) No Default. No Default or Event of Default has occurred and is continuing under this Agreement (or under any of the Other Lease Agreements).

(i) No Litigation. There are no suits, litigation, arbitration or other proceedings pending or, to the knowledge of Lessee, threatened against or affecting Lessee that, if adversely determined, would have a material adverse effect upon Lessee’s financial condition or business or its ability to perform its obligations hereunder.

(j) Withholding Tax. Neither the payment of Rent nor the payment of any other amount required under this Agreement is subject to deduction or withholding taxes or the equivalent under the laws of any Governmental Entity.

(k) Pari Passu Ranking. The obligations of Lessee to make payments hereunder will rank at least pari passu in right of payment with all other unsecured, unsubordinated obligations of Lessee.

(l) Sovereign Immunity. Lessee does not enjoy or claim any sovereign or governmental immunity from suit or enforcement of private contracts.

14.2. Lessor’s Representations and Warranties. Lessor represents and warrants as follows, as of the date hereof and of the Delivery Date.

(a) Organization. Lessor is a corporation organized and existing in good standing under the laws of Delaware, and has all requisite power, authority and legal right to enter into and perform its obligation under this Agreement and any other document delivered by Lessor in connection herewith.

(b) Authorization. Lessor has duly authorized, executed and delivered this Agreement and, assuming this Agreement has been duly authorized, executed and delivered by Lessee, this Agreement constitutes a legal, valid and binding obligation of Lessor enforceable against Lessor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally as well as by general principles of equity.

(c) No Violation. Neither the execution and delivery or performance by Lessor of this Agreement and any other document delivered by Lessor in connection herewith, nor consummation of any of the transactions as contemplated thereby, will result in any violation of, or be in conflict with, or constitute a default under, or result in the creation of any Lien upon any property of Lessor under any indenture, mortgage,

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chattel mortgage, deed of trust, conditional sales contract, lease, note or bond purchase agreement, license, bank loan, credit agreement or other agreement to which Lessor is a party or by which Lessor is bound, or any law, judgment, governmental rule, regulation or order of any Governmental Entity.

(d) No Consents or Approvals. Neither the execution and delivery by Lessor of this Agreement or any other document delivered by it in connection herewith nor the consummation of any of the transactions contemplated thereby requires the consent or approval of, the giving of notice to, or the registration with, any Governmental Entity located in the United States.

(e) Citizenship. Lessor is (1) a “citizen of the United States” as that term is defined in Section 40102(a) (15) of Title 49 of the United States Code and (2) a “United States person” as that term is defined in Section 7701(a)(30) of Title 26 of the United States Code.

(f) No Litigation. There are no suits, litigation, arbitration or other proceedings pending or, to the knowledge of Lessor, threatened against or affecting Lessor that, if adversely determined, would have a material adverse effect upon Lessor’s financial condition or business or its ability to perform its obligations hereunder.

(g) Ownership. As of the Delivery, Lessor holds legal title to the Aircraft.

15. Covenants.

15.1. Lessee’s Covenants. Lessee hereby covenants with Lessor that during the Term, Lessee shall fully comply with and perform the following obligations.

(a) Lessee shall punctually pay to Lessor when due all the monies specified and calculated in accordance with the terms of this Agreement and at the time and in the manner herein specified and shall punctually and duly observe and perform Lessee’s obligations under this Agreement.

(b) Lessee shall maintain (or shall cause to be maintained) insurance in respect of the Aircraft, its liabilities and properties in accordance with good airline practice and the terms and conditions of this Agreement.

(c) Lessee shall preserve its existence and maintain all rights, privileges, licenses and franchises necessary to its business or material to its performance of its obligations under this Agreement.

(d) Lessee shall provide Lessor with notice of any change in its chief executive office prior to such change, provided that such notice shall not be required more than five (5) days prior to such change; and further provided that Lessor shall keep such information confidential until after the change occurs.

(e) To the extent that Lessee is a certified operator, Lessee shall keep in full force Lessee’s operator’s certificate(s) issued by the Aviation Authority and each other

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Governmental Entity, including all special conditions and obligations to be fulfilled by Lessee, and of all renewals, amendments and modifications thereto.

(f) Lessee shall promptly, upon becoming aware of the same, notify Lessor in writing of the occurrence of any Event of Default or of any event which with the giving of notice or passage of time could become an Event of Default.

(g) Lessee shall not do or knowingly permit to be done or omit or knowingly permit to be omitted to be done any act or thing which might reasonably be expected to jeopardize the rights of Lessor as owner and lessor of the Aircraft and as an additional insured or loss payee under the insurance required under this Agreement.

(h) Lessee shall not, on any occasion when the ownership of the Aircraft, any Engine or any Part is relevant, claim any interest in the Aircraft other than as Lessee under this Agreement.

(i) Lessee shall not at any time (1) represent or hold out Lessor as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation or carriage (whether for hire or reward or gratuitously) which may be undertaken by Lessee or (2) pledge the credit of Lessor.

(j) Lessee shall not attempt, or hold itself out as having any power, to sell, lease or otherwise dispose of the Aircraft, the Aircraft Documents, any Engine or any Part, except as provided in Section 6 hereof.

(k) Lessee shall maintain (or cause to be maintained) in good standing a current certificate of airworthiness for cargo operations for the Aircraft issued by the Aviation Authority.

(l) Lessee shall maintain the Aircraft (or cause the Aircraft to be maintained) in all respects so as to be in compliance with FAR Part 121.

(m) Lessee shall not discriminate against the Aircraft (as compared to other aircraft owned or operated by Lessee in its commercial cargo fleet) in contemplation of the expiration or termination of this Agreement, with respect to Lessee’s use, operation or maintenance of the Aircraft or the performance by Lessee of ADs or service bulletins (other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to Lessor upon such termination or expiration).

(n) Lessee will take all steps reasonably requested by Lessor, required or necessary to cause: (i) this Agreement, and all supplements and all amendments thereto to be promptly filed and recorded, or filed for recording, to the extent permitted by the Aviation Authority or required under any other applicable Law; and (ii) as required by Lessor’s Lender or applicable Law, the international interests with respect to this Agreement to be registered with the International Registry.

AIRCRAFT LEASE AGREEMENT	36
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15.2. Lessor’s Covenant of Quiet Enjoyment. Lessor hereby covenants with Lessee that, during the Term, so long as no Event of Default hereunder shall be continuing, neither Lessor, any person acting on its behalf or in its stead, any predecessor or successor in interest of Lessor, nor any person claiming an interest in the Aircraft by or through Lessor, shall interfere with Lessee’s rights hereunder or Lessee’s quiet and undisturbed use and enjoyment of the Aircraft; provided, however, that this Section 15.2 shall not limit Lessor’s right of inspection as set forth in this Agreement. Should such an interference occur, Lessor shall promptly eliminate the cause of such interference upon receipt of a notice thereof from Lessee.

16. Default by Lessee; Remedies.

16.1. Events of Default. An Event of Default shall mean the occurrence and continuance of any of the following events.

(a) Lessee shall fail to make any payment of Rent within ten (10) days of the relevant due date at the place and in the funds required under this Agreement.

(b) Lessee shall fail to make any other payment due hereunder within the later of thirty (30) days of the relevant due date at the place and in the funds required under this Agreement.

(c) Lessee shall fail to carry and maintain insurance on or in respect of the Aircraft (or to cause the effectiveness of such insurance) in accordance with the provisions of this Agreement or shall operate (or allow the operation of) the Aircraft without such insurance coverage being in full force and effect with regard to such operation.

(d) Any representation or warranty made, by Lessee herein shall have been incorrect in any material respect at the time made or deemed to be made.

(e) Lessee shall fail to return possession of the Aircraft and the Aircraft Documents to Lessor at the Return Location on the Return Date.

(f) Lessee shall:

(1) create or suffer to exist any Lien for taxes of any kind or arising out of a judgment or award against Lessee which Lien does not constitute a Permitted Lien;

(2) fail to perform or observe any of the covenants or agreements set forth in Sections 5.1, 6.1 or 9 hereof, and if such failure shall continue unremedied for a period of thirty (30) days after written notice thereof by Lessor; or

(3) fail to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder, and if such failure shall continue unremedied for a period of thirty (30) days after written notice thereof by Lessor; provided, however, that such failure shall not constitute an Event of Default hereunder if (A) such failure is not capable of being cured within the thirty-day period following such notice from Lessor and (B) a cure is diligently

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pursued by Lessee thereafter; provided, further, however, that in any event such failure shall constitute an Event of Default hereunder if it continues for more than 120 days following such notice from Lessor.

(g) Lessee shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator for all or substantially all of its property, (2) cease to pay its debts generally as they become due or admit in writing its general inability to pay its debts as they mature, (3) make a general assignment for the benefit of its creditors of all or substantially all of its property, (4) be adjudicated as bankrupt or insolvent, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an agreement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation, or similar law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken by Lessee for the purpose of effecting any of the foregoing.

(h) An order, judgment or decree shall be entered, without the application, approval or consent of Lessee, by any court of competent jurisdiction, approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee or for all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days.

(i) An order shall be entered of any governmental authority or any court of competent jurisdiction which shall not be stayed or discharged within ninety (90) days from the date of entry thereof, preventing Lessee from carrying on its business as presently conducted on the date of execution of this Agreement.

(j) Lessee shall have created a default under the Delta Engine Program.

16.2. Remedies . If one or more Events of Default shall be continuing, Lessor may, at Lessor’s option, exercise any one or more of the following remedies, to the extent permitted by law.

(a) Lessor may exercise any right or take any action that may reasonably be required to cure any Event of Default (which shall be performed on Lessee’s account).

(b) Lessor may instruct Lessee to ferry the Aircraft (including the Aircraft Documents) to the Return Location or such other airport as the parties may mutually agree, and to ground the Aircraft at such airport until all Events of Default have been cured, whereupon Lessee shall immediately do so.

(c) Lessor may take any other remedial action available to Lessor under applicable Law.

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(d) Lessor may terminate the lease of the Aircraft to Lessee under this Agreement by:

(1) serving notice of such termination on Lessee in writing in accordance with Section 20.11, specifying the occurrence giving rise to such Event of Default, which notice shall cause this Agreement to terminate immediately (without any further act, service, notification or proceeding being necessary), whereupon Lessee shall promptly return the Aircraft and the Aircraft Documents in compliance with the Return Condition Requirements to Lessor at the Return Location or at any airport in the continental United States specified by Lessor (and should Lessee fail to comply with the Return Condition Requirements, Lessor may do or cause to be done, at Lessee’s expense, whatever may be necessary to cause the Aircraft to so comply); or

(2) with or without notice to Lessee, taking possession of the Aircraft and the Aircraft Documents, for which purpose Lessor by its servants or agents may enter upon Lessee’s premises where the Aircraft and the Aircraft Documents may be located, or cause the same to be redelivered to Lessor at any airport in the continental United States specified by Lessor; and to effect the foregoing, Lessor may use self-help and any and all reasonable and lawful means necessary to take immediate possession of and remove (by summary proceedings or otherwise) the Aircraft and the Aircraft Documents from Lessee’s premises, or from Lessee’s possession wherever the same are located, all without liability accruing to Lessor; and upon exercise by Lessor of its powers under this Section 16.2(d)(2), such termination shall be deemed to take effect upon such taking of possession by Lessor or such re-delivery of the Aircraft and the Aircraft Documents to Lessor at said airport (without any further act, notification or proceeding being necessary).

(e) Whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights described in this Section 16.2 with respect to the Aircraft, and regardless of whether Lessor shall have terminated this Agreement pursuant to Section 16.2(d) hereof, Lessor shall be entitled to (i) recover from Lessee all past due and unpaid Rent and all other amounts owing under this Agreement, (ii) declare as immediately due and payable all future Basic Rent owing under this Agreement and (iii) institute any and all legal and equitable actions required to recover such amounts and otherwise enforce its rights under this Agreement (subject to Lessor’s obligation to perform all acts reasonably required to mitigate its damages with respect to accelerated Basic Rent).

(f) In addition to the remedies hereinabove and without limiting any remedies Lessor may have at law or in equity, Lessor may lease, sell or otherwise dispose of the Aircraft as Lessor in its sole discretion may determine.

16.3. Interest on Overdue Amounts. Overdue amounts required to be paid pursuant to Section 4 hereof, this Section 16 or Appendix B hereto shall bear interest at the rate indicated in Appendix B.

16.4. No Waiver. No implied waiver by Lessor of any Event of Default or failure or delay of Lessor in exercising any right hereunder shall operate as a waiver thereof. The acceptance by Lessor of partial payments from Lessee or any third party, whether made before or after a termination pursuant to Section 16.2, shall not operate as waiver by Lessor of an Event of

AIRCRAFT LEASE AGREEMENT	39
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Default and shall not be construed as an intent to continue the contractual relationship or as a reinstatement of this Agreement. Nothing in this Section 16.4 shall be construed to permit Lessor to obtain a duplicate recovery of any element of damages to which Lessor is entitled. No express or implied waiver by Lessor of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default.

16.5. Costs and Expenses. Lessee agrees to pay to Lessor, upon demand, all reasonable costs, expenses and disbursements (including, without limitation, reasonable attorney’s fees, legal fees and expenses) incurred by Lessor in exercising its rights or remedies under this Agreement.

17. Return of Aircraft.

17.1. Return, Place and Time of Return. Lessee shall at its own expense return the Aircraft and the Aircraft Documents by delivering the same to Lessor at the Return Location on the Expiration Date or promptly upon the earlier Termination, except where Termination occurs pursuant to Section 19 as a result of a Total Loss.

17.2. Aircraft Return Condition Requirements. The Aircraft at the time of its return to Lessor shall satisfy all of the Return Condition Requirements described in Section 18 hereof.

17.3. Return Receipt. Upon return of the Aircraft and the Aircraft Documents in accordance with the terms of this Agreement, Lessor and Lessee shall execute a Return Receipt substantially in the form of Appendix F hereto. Lessee shall additionally execute such additional documents as Lessor may reasonably require to evidence the termination of this Agreement.

17.4. Specific Performance. Timely return of the Aircraft and the Aircraft Documents on the Return Date and at the Return Location is of the essence of this Agreement and if the Aircraft and the Aircraft Documents are not returned on the Return Date and at the Return Location, Lessor may obtain a court order requiring Lessee to immediately return the Aircraft and the Aircraft Documents at the Return Location.

17.5. Lessee’s Obligations Continue.

(a) In the event the Return of the Aircraft and the Aircraft Documents is not effected at the time and location specified herein for any cause, then the obligations of Lessee under this Agreement shall continue until the Aircraft and the Aircraft Documents are actually returned to Lessor. In particular (except to the extent that a delay in the Return of the Aircraft is attributable to acts or a failure to act on the part of Lessor), until Lessee has complied with the Return Condition Requirements, Lessee shall continue to pay Rent to Lessor, shall continue to insure the Aircraft pursuant to this Agreement and shall be responsible for all storage fees for the Aircraft (with such storage being effected pursuant to all requirements of the Aviation Authority and the Manufacturer).

(b) Neither the continued performance by Lessee of any of its obligations after the end of the Term nor the acceptance by Lessor of payments of Basic Rent or otherwise made by Lessee shall be considered a renewal of the terms of this Agreement or a waiver of any right of Lessor hereunder, and Lessee shall not be entitled to the quiet enjoyment of the Aircraft or any part thereof.

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18. Return Condition Requirements.

18.1. Condition. On the Return Date, the Aircraft and the Aircraft Documents shall be in the condition required by Appendix H hereto (the “Return Condition Requirements”).

18.2. Aircraft Documents. At the time the Aircraft is returned to Lessor, Lessee shall deliver to Lessor all Aircraft Documents previously provided by Lessor to Lessee, updated and maintained through the Return Date in accordance with this Agreement and the rules and regulations of the Aviation Authority and the FAA (if not the applicable Aviation Authority), and in addition, all records, documents, manuals, drawings and data that were developed or caused to be developed by Lessee and/or required by the Aviation Authority and the FAA (if not the applicable Aviation Authority) (herein individually and collectively referred to as “Aircraft Return Documents”). All such Aircraft Return Documents shall be complete and accurate and in the English language. Any Aircraft Return Document not already owned by Lessor shall become the property of Lessor upon its delivery to Lessor.

18.3. Final Inspection. Prior to the Return Date, Lessee shall make the Aircraft and the Aircraft Documents available to Lessor for inspection in order to verify that the condition of the Aircraft complies with the requirements set forth in the Return Condition Requirements (the “Final Inspection”). Such Final Inspection will take place at the Return Location. Lessee, at its cost, shall promptly correct any discrepancies observed during the Final Inspection and communicated by Lessor to Lessee.

18.4. Test Flight. Promptly after completion of the corrections, if any, required under Section 18.3 hereof (relating to the Final Inspection), and at the option of Lessor, a test flight (of up to one (1) hour) based on Manufacturer’s test flight program shall be conducted by Lessee for the purpose of demonstrating to Lessor the compliance of the Aircraft with the provisions of this Section 18. All costs of such test flight shall be paid by Lessee, including without limitation the cost of fuel, flight crew and insurance. Lessor’s representatives may participate in the test flight as observers. All pilot-reported discrepancies and all discrepancies identified by Lessor during the test flight shall be corrected by Lessee at its Lessee’s expense. There shall be no deferred items on the Aircraft except as the parties may mutually agree.

18.5. Conditions Cumulative. None of the Return Condition Requirements is intended to be exclusive, but each shall be cumulative and in addition to any other condition and requirement.

18.6. Financial Adjustments. To the extent that either Lessee or Lessor is allowed or is required to make financial adjustment payments at Return in light of the Aircraft and its Engines either failing to satisfy or exceeding Return Condition Requirements, the amount of such payments shall be determined as specified in Appendix H hereto.

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19. Total Loss.

19.1. Total Loss of the Aircraft.

(a) If the Aircraft shall become a Total Loss prior to the Return Date, Lessee (i) shall notify Lessor of such Total Loss within three (3) days after its occurrence and (ii) shall pay the Agreed Value to Lessor (or cause the insurers to make such payment, with any deductible being the responsibility of Lessee) within ninety (90) days after the occurrence of the Total Loss. The letting of the Aircraft shall terminate upon the earlier to occur of (1) receipt of the Agreed Value by Lessor and (2) the receipt by Lessor of written confirmation from the insurer of the Aircraft to the effect that such insurer will pay to Lessor the Agreed Value of the Aircraft. Thereupon Lessor shall transfer title to the remains of the Aircraft to the insurers or to Lessee, as appropriate under the insurance policies.

(b) If the Aircraft shall become a Total Loss prior to Delivery to Lessee, this Agreement shall terminate immediately. Any termination under this Section 19.1(b) shall discharge all obligations and liabilities of the parties hereunder, except that Lessee shall be entitled to a return of any prepaid Rent and any other monies paid to Lessor pursuant hereto, including the Basic Rent Credit. All such returns shall be made by Lessor to Lessee within five (5) Business Days after Lessor’s receipt of a valid written determination of a Total Loss.

19.2. Engine Total Loss. Subject to any applicable requirements of the Delta Engine Program, upon a Total Loss of an Engine not then installed on the Aircraft or a Total Loss of an Engine installed on the Aircraft not involving a Total Loss of the Aircraft, Lessee shall give Lessor prompt notice thereof, and Lessee shall replace such Engine as soon as reasonably possible by duly conveying to Lessor and causing to become subject to this Agreement as a replacement for such Engine, title to another engine, which engine shall be free and clear of all Liens other than Permitted Liens, and shall be the same model as the Engines (or an improved model of the same manufacturer suitable for installation and use on the Airframe) and shall have a value and utility at least equal to, and be in at least as good operating condition as the Engine which sustained such Total Loss, assuming such Engine was in the condition and repair required by the terms hereof immediately prior to such Total Loss; provided that Lessor shall transfer to Lessee, free and clear of all rights of Lessor and all Lessor’s Liens (but otherwise without recourse or warranty), all of Lessor’s right, title and interest in such replaced Engine. Such replacement engine after approval and acceptance by Lessor, shall be deemed an “Engine” as defined in Section 1. Lessee agrees to take such action as Lessor may reasonably request in order that title to any such replacement Engine shall be duly and properly vested in Lessor and leased under this lease to the same extent as the Engine replaced thereby. Lessee’s obligation to pay Rent hereunder shall continue in full force and effect, but Lessee shall be entitled to retain or to be reimbursed by Lessor the amount of insurance or condemnation proceeds, if any, received by Lessor with respect to such replaced Engine.

19.3. Surviving Engine. If a Total Loss of the Airframe occurs and any Engine or Engines (a “Surviving Engine”) shall not have become a Total Loss, Lessor, at the request of Lessee, shall, subject to any applicable insurance policy which provides to the contrary, and

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further subject to any applicable requirements of the Delta Engine Program, transfer to Lessee free and clear of all rights of Lessor and all Lessor’s Liens (but otherwise without recourse or warranty), all of Lessor’s right, title and interest, if any, in and to any such Surviving Engine; provided, that prior to transferring such right, title and interest in such Surviving Engine, Lessor shall have received either (1) the Agreed Value of the Aircraft or (2) written confirmation from the insurer of the Aircraft to the effect that such insurer will pay to Lessor the Agreed Value of the Aircraft.

20. Miscellaneous.

20.1. Appendices Part of the Agreement. The Appendices of this Agreement form an integral part hereof. References in any of the Appendices to “the Lease” or “the Agreement” shall refer to this Agreement as may be supplemented or amended from time to time. Unless otherwise defined therein, all capitalized terms appearing in the Appendices shall have the meaning ascribed to such terms in this Agreement.

20.2. Headings for Convenience Only. The headings of clauses and the index are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

20.3. Entire Agreement. This Agreement constitutes the entire agreement between Lessor and Lessee with respect to the Aircraft and supersedes any and all previous understandings, commitments, agreements or representations whatsoever, whether oral or written, including without limitation any and all terms sheets, letters of intent or similar documents.

20.4. Modifications of the Agreement. This Agreement shall not be modified or amended except by an instrument in writing, signed by Lessor and Lessee.

20.5. Partial Invalidity. If any provision of this Agreement shall be invalid or unenforceable, the parties shall replace this provision by such valid and enforceable provision which to the nearest degree possible reflects the commercial intent and purpose of the invalid or unenforceable provision.

20.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, United States of America (other than the laws of the State of New York relating to choice of law).

20.7. Jurisdiction; Waiver of Jury Trial.

(a) LESSOR AND LESSEE AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK CITY ARE TO HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH SUBMITS ITSELF AND ITS PROPERTY TO THE EXCLUSIVE JURISDICTION OF THE FOREGOING COURTS WITH RESPECT TO SUCH DISPUTES.

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(b) EACH OF LESSOR AND LESSEE HEREBY (1) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE COURTS REFERRED TO IN THIS SECTION 20.7 ON GROUNDS OF AN INCONVENIENT FORUM OR OTHERWISE AND (2) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION 20.7.

(c) LESSOR AND LESSEE HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT, WHETHER SUCH ACTION IS BASED ON BREACH OF CONTRACT, TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

(d) Nothing in this Section 20.7 limits the right of Lessor to bring proceedings against Lessee in connection with this Agreement in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

20.8. Legal Costs and Expenses.

(a) Lessor and Lessee each shall bear the cost of their own legal fees, inspection and appraisal fees, and related expenses associated with the negotiation, preparation and execution of this Agreement; provided, however, that Lessor and Lessee shall split evenly the fees and expenses charged by Special FAA Counsel (and otherwise incurred) in performing the filings and registrations required in Section 5 of this Agreement.

(b) Lessee shall pay all reasonable attorneys’ fees, costs and expenses (including costs and disbursements of counsel) incurred by Lessor after the date hereof arising out of or otherwise in connection with (i) any supplements or amendments of this Agreement (including, without limitation, any related recording and registration costs) requested by Lessee or made reasonably necessary as the result of the actions of Lessee, (ii) any Default by Lessee and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) and (iii) all other actions taken by Lessor to enforce its rights under this Agreement.

(c) Should Lessor or Lessee be required to take action to enforce the terms of this Agreement (such action including, without limitation, the preparing of demand and default notices and the filing and prosecution of litigation), the prevailing party shall be entitled to recover from the other party all associated reasonable costs and expenses, including reasonable attorneys’ fees and court costs.

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20.9. DISCLAIMER OF DAMAGES. LESSOR AND LESSEE EACH AGREES THAT IT SHALL NOT BE ENTITLED TO RECOVER, AND HEREBY DISCLAIMS AND WAIVES, ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER CONSEQUENTIAL, INDIRECT AND SPECIAL DAMAGES AS A RESULT OF ANY BREACH OR ALLEGED BREACH BY THE OTHER PARTY OF ANY OF THE AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF THE OTHER PARTY CONTAINED IN THIS AGREEMENT.

20.10. Further Assurances. Lessee and Lessor shall, from time to time, do and perform such other-and further acts and execute and deliver any and all other and further instruments as may be required by law or reasonably requested by either party to establish, maintain and protect the respective rights and remedies of the other party and to carry out and effect the intent and purposes of this Agreement.

20.11. Demands, Notices; Language.

(a) All demands, notices, technical reports and other communications hereunder shall be given in English and in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or e-mail, or delivered by an internationally-recognized courier service to either party to the address of that party set forth below. A copy of any notice provided by facsimile or by e-mail shall also be provided by means of an internationally-recognized express courier service, sent on the same day as the transmission of the facsimile or e-mail copy of such notice, provided, however, that the date and time of the subject facsimile or e-mail delivery of that notice shall be controlling.

(1)	If to Lessee:

DHL Network Operations (USA), Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Attention: Jon Olin – EVP, General Counsel & Secretary

E-Mail: Jon.Olin@dhl.com

Facsimile: (954) 888-7159

(2)	If to Lessor:

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Attention: Joseph Payne, Vice President and General Counsel

E-Mail: Joe.Payne@atsginc.com

Facsimile: (937) 382-2452

(b) Either party, by notice to the other delivered in accordance with this Section 20.11, may designate another address as its address for notice under this Agreement.

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20.12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and together shall have the same effect as if the signatures thereto were upon the same instrument.

20.13. Brokers. Each of the parties hereto represents and warrants to the other that it has not employed any brokers or sale agents in the creation of or the negotiations relating to this Agreement, nor has it given any brokers or sales agents such broad powers as to encompass the transactions described in this Agreement, and each party shall indemnify and hold harmless the other party by reason of any breach or alleged breach by such party of its representation and warranty under this Section 20.13.

20.14. Lessor’s Lender. Lessee understands and acknowledges that (a) the Aircraft may be subject to one or more security interests from time to time as the result of Lessor or an Affiliate of Lessor borrowing funds from one or more entities (collectively, “Lessor’s Lender”) and (b) as a result, Lessor may be required to collaterally assign part or all of its interest in the Aircraft and in and under this Agreement to secure the performance of its repayment and other obligations owing to Lessor’s Lender. Lessee agrees that, upon the written direction of Lessor, it shall consent to any such collateral assignment of Lessor’s rights under this Agreement; provided, however, that Lessor shall reimburse Lessee for any additional, out-of-pocket expenses (as reasonably supported by receipts and other documentation) associated with complying with this Section 20.14.

20.15. Early Termination. Commencing twenty-four (24) months after Delivery (but not before), Lessee shall have the right to terminate this Agreement, in its sole and absolute discretion and with or without cause, by providing written notice of such intent to terminate (pursuant to the notice requirements of Section 20.11 hereof) to Lessor at least 180 days prior to the specified termination date (the “Termination Effective Date”). As a condition precedent to the effectiveness of such a Termination: (a) Lessee shall make a lump sum payment to Lessor in an amount equal to what would have been owing by Lessee in Basic Rent payments over the next six (6) months after the Termination Effective Date; and (b) Lessee shall Return the Aircraft to Lessee pursuant to the requirements of this Agreement, including, without limitation, Sections 17 and 18 hereof and Appendix H hereto. The parties shall execute and file any and all documentation required or allowed by the Aviation Authority evidencing such Termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Aircraft Lease Agreement (MSN                     ) as of the day and year first herein written.

LESSOR:

ABX AIR, INC.

By:
Name:
Title:

LESSEE:

DHL NETWORK OPERATIONS (USA), INC.

By:
Name:
Title:

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GUARANTY

This Guaranty (this “Guaranty”) is entered into as of                          , 2010 by Deutsche Post AG, a corporation formed under the laws of Germany (“Guarantor”), in favor of ABX Air, Inc., a Delaware corporation (or its assignee under the Leases, as defined below) (“Lessor”).

RECITALS

WHEREAS, Lessor, as lessor, and DHL Network Operations (USA), Inc. (“Lessee”), as lessee, have entered into one or more lease agreements with respect to the lease of one or more of the Boeing model 767-200SF aircraft bearing manufacturer’s serial numbers 23434, 23142, 23147 and 23431 (collectively, to the extent executed, the “Leases”); and

WHEREAS, Guarantor owns (either directly or indirectly) all of the capital stock of Lessee: and

WHEREAS, in consideration for Lessor agreeing to grant to Lessee certain financial and other concessions in the Leases, Guarantor desires to guarantee the performance of Lessee’s payment obligations under the Leases;

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

Section 1. Definitions. The definitions set forth in the above Recitals are hereby incorporated as if fully set forth in this Section 1.

Section 2. Guaranty. Guarantor, as a primary obligor and not as surety, hereby guarantees, without any setoff or other deduction, to Lessor the due, punctual and full payment of all of Lessee’s payment obligations under each and all of the Leases when and as the same shall become due and payable by Lessee in accordance with the terms thereof, without regard to how such payment obligations are described or characterized in each of the Leases (with all of the obligations, covenants, terms, conditions, undertakings and liabilities described in this Section 2 collectively referred to as the “Guaranteed Obligations”).

This Guaranty is continuing, irrevocable, absolute and unconditional and a guaranty of payment and not of collectibility, and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Lessee or the exercise or assertion of any other right or remedy to which Lessor is or may be entitled under or in connection with the Leases. If for any reason whatsoever Lessee shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable in accordance with the terms of any of the Leases, Guarantor will promptly pay or cause to be paid such amounts under the terms of such Leases.

Notwithstanding anything to the contrary herein, the aggregate maximum amount recoverable under this Guaranty is limited to Sixty Million U.S. Dollars (US$60,000,000), or Fifteen Million Dollars (US$15,000,000) per Lease, plus expenses as set forth in Section 9 hereof.

Section 3. Character of Obligations of Guarantor. Subject to the provisions of Section 8 hereof, the obligations of Guarantor set forth in this Guaranty shall remain in full force and effect until payment of the Guaranteed Obligations in full, and shall not be released, discharged or in any way affected by any of the following:

(a) any amendment, modification, addition, deletion or supplement to or of or other change in the Guaranteed Obligations or any of the Leases;

(b) any failure, omission or delay on the part of Lessee to conform or comply with any term of any of the Leases;

(c) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution, winding up or similar proceeding with respect to Lessee; or

(d) any merger or consolidation of Lessee or Guarantor into or with any other corporation, or any other corporate change in Lessee or Guarantor, or any sale, lease or transfer of any of the assets of Lessee or Guarantor to any other person, or any change in the ownership of any shares of capital stock of Lessee or Guarantor.

Section 4. Waiver and Agreement. Guarantor waives any and all notice of the creation, modification, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Lessor upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty. Guarantor unconditionally waives, to the extent permitted by applicable law:

(a) acceptance of this Guaranty and proof of reliance by Lessor hereon;

(b) notice of any of the matters referred to in Section 3 hereof, or any right to consent or assent to any thereof;

(c) any right to the enforcement, assertion or exercise by Lessor against Lessee of any right, power, privilege or remedy conferred upon Lessor in any of the Leases or otherwise;

(d) any requirement of diligence on the part of any person; and

(e) any requirement that Lessee or any other person be joined as a party to any proceeding for the enforcement of any term of any of the Leases.

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Section 5. Subrogation. Guarantor shall be subrogated to any rights of Lessor against Lessee in respect of which a payment shall be made by Guarantor hereunder; provided, however, that Guarantor shall not enforce or attempt to enforce such rights until such time as the Guaranteed Obligations at issue have been discharged in full.

Section 6. Lessor’s Remedies. Each and every remedy of Lessor under or with respect to this Guaranty shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder, or under each of the Leases, or now or hereafter existing at law or in equity; provided, however, that Lessor shall not be entitled to any double recovery.

Section 7. Representations and Warranties. Guarantor hereby represents and warrants to Lessor that the following statements are true and correct as of the date of this Guaranty:

7.1. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Germany.

7.2. Guarantor has the corporate power and authority to enter into this Guaranty. The making, execution and performance of this Guaranty by Guarantor has been duly authorized by all necessary corporate action, this Guaranty has been duly executed and delivered by Guarantor and this Guaranty constitutes the valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors rights generally, including, without limitation, fraudulent conveyance laws, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

7.3. The execution, delivery and performance of this Guaranty: (a) does not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or the charter or bylaws of, or any securities issued by Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Guarantor, and (b) will not result in the creation or imposition of any encumbrance on any of Guarantor’s property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking. No consent, license, approval, order or authorization of, or registration, filing, or declaration with, any governmental authority is required to be obtained by Guarantor, and no consent of any third party is required to be obtained by Guarantor, in connection with the execution, delivery and performance of this Guaranty or the taking of the actions contemplated hereby, except for consents, authorizations, filings and notices that have been obtained or made. There is no order or action pending or, to the knowledge of Guarantor, threatened against Guarantor, in either case as of the date of this Guaranty, that individually or when aggregated with one or more other actions has or would reasonably be expected to have a material adverse effect on Guarantor’s ability to perform this Guaranty.

Section 8. Expiry. This Guaranty and all guaranties, covenants and agreements of Guarantor contained herein are valid and shall continue in full force and effect until such time as all of the Guaranteed Obligations, including expenses that the Guarantor is obligated to pay

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pursuant to Section 9 hereof, are paid finally and irrevocably in full. Notwithstanding the foregoing, all of the Guarantor’s obligations under this Guaranty shall terminate absolutely, whether or not this Guaranty has been returned to the Guarantor by the Lessor, to the extent that Lessor has not made a demand for payment under this Guaranty prior to six (6) months after the last Return (as defined in the Leases) of each of the aircraft under the Leases.

Section 9. Expenses. Guarantor shall pay to Lessor on demand each cost and expense (including, without limitation, attorneys’ fees) hereafter incurred by Lessor in endeavoring to enforce any obligation of Guarantor pursuant to this Guaranty or to preserve or exercise any right or remedy against Guarantor pursuant to this Guaranty or arising as a result of this Guaranty; provided, however, in connection with any legal action Lessor shall not be entitled to such costs or expenses if Lessor does not prevail.

Section 10. Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by Guarantor and Lessor.

Section 11. Applicable Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Section 12. Section Headings. The section headings are inserted for convenience only and are not to be construed as part of this Guaranty.

Section 13. Notices. All notices and other communications to be made or given pursuant to this Guaranty shall be made or given in the manner provided in Section 20.11 of each of the Leases, if to Guarantor, to the following location:

Deutsche Post AG

Headquarters

Charles de Gaulle Strasse 20

53113 Bonn

Germany

Attention: Head of Corporate Finance

Section 14. Assignment. Guarantor may not assign this Guaranty, and its rights and obligations hereunder, without the prior written consent of Lessor, which consent shall not be unreasonably withheld. This Guaranty may not be transferred or assigned by Lessor without the prior written consent of Guarantor; provided that Lessor may transfer and assign this Guaranty to any Affiliate (as defined in the Leases) of Lessor without Guarantor’s prior consent.

Section 15. Successor. This Guaranty is binding upon any successor to Guarantor.

Section 16. No Other Writing. This writing is intended by the parties as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect thereto.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the date first above written.

DEUTSCHE POST AG

By:

Its:

Title:

ACCEPTED AND AGREED:

ABX AIR, INC. [or assignee]

By:

Its:

Title:

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